                                                                  EXECUTION COPY

EXHIBIT 4.2

                                  $100,000,000

                              AMENDED AND RESTATED
                          SECOND LIEN CREDIT AGREEMENT

                          DATED AS OF NOVEMBER 13, 2006

                                      AMONG

                            TECUMSEH PRODUCTS COMPANY
                                   AS BORROWER

                                       AND

                            THE LENDERS PARTY HERETO

                                       AND

                               TRICAP PARTNERS LLC
                             AS ADMINISTRATIVE AGENT

                                       AND

                               CITICORP USA, INC.
                               AS COLLATERAL AGENT

                                      * * *

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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS...............      1
   Section 1.1   Defined Terms...........................................      1
   Section 1.2   Computation of Time Periods.............................     28
   Section 1.3   Accounting Terms and Principles.........................     28
   Section 1.4   Conversion of Foreign Currencies........................     29
   Section 1.5   Certain Terms...........................................     29

ARTICLE II THE FACILITY..................................................     30
   Section 2.1   The Loan Commitment.....................................     30
   Section 2.2   Termination of Loan Commitment..........................     30
   Section 2.3   Repayment of Loans......................................     30
   Section 2.4   Evidence of Debt........................................     30
   Section 2.5   Optional Prepayments....................................     32
   Section 2.6   Mandatory Prepayments...................................     32
   Section 2.7   Interest................................................     33
   Section 2.8   Fees....................................................     34
   Section 2.9   Payments and Computations...............................     35
   Section 2.10  Special Provisions Governing the Loan...................     37
   Section 2.11  Capital Adequacy........................................     39
   Section 2.12  Taxes...................................................     39
   Section 2.13  Substitution of Lenders.................................     42

ARTICLE III CONDITIONS TO THE LOAN.......................................     43
   Section 3.1   Conditions Precedent to the Loan........................     43

ARTICLE IV REPRESENTATIONS AND WARRANTIES................................     47
   Section 4.1   Corporate Existence; Compliance with Law................     47
   Section 4.2   Corporate Power; Authorization; Enforceable
                 Obligations.............................................     48
   Section 4.3   Ownership of Subsidiaries...............................     49
   Section 4.4   Financial Statements....................................     49
   Section 4.5   Material Adverse Change.................................     50
   Section 4.6   Solvency................................................     50
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                                TABLE OF CONTENTS
                                   (continued)

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   Section 4.7   Litigation..............................................     50
   Section 4.8   Taxes...................................................     51
   Section 4.9   Full Disclosure.........................................     51
   Section 4.10  Margin Regulations......................................     51
   Section 4.11  No Burdensome Restrictions; No Defaults.................     52
   Section 4.12  Investment Company Act..................................     52
   Section 4.13  Use of Proceeds.........................................     52
   Section 4.14  Insurance...............................................     52
   Section 4.15  Labor Matters...........................................     53
   Section 4.16  ERISA...................................................     53
   Section 4.17  Environmental Matters...................................     54
   Section 4.18  Intellectual Property...................................     55
   Section 4.19  Title; Real Property....................................     55
   Section 4.20  Brazilian Subsidiaries..................................     56

ARTICLE V FINANCIAL COVENANTS............................................     57
   Section 5.1   Minimum Fixed Charge Coverage Ratio.....................     57
   Section 5.2   Minimum Cumulative EBITDA...............................     58
   Section 5.3   Capital Expenditures....................................     58

ARTICLE VI REPORTING COVENANTS...........................................     59
   Section 6.1   Financial Statements....................................     59
   Section 6.2   Default Notices.........................................     61
   Section 6.3   Litigation..............................................     61
   Section 6.4   Asset Sales.............................................     62
   Section 6.5   Labor Relations.........................................     62
   Section 6.6   Tax Returns.............................................     62
   Section 6.7   Insurance...............................................     62
   Section 6.8   ERISA Matters...........................................     62
   Section 6.9   Environmental Matters...................................     63
   Section 6.10  Customer Contracts......................................     64
   Section 6.11  Tax Reporting...........................................     64
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                                TABLE OF CONTENTS
                                   (continued)

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   Section 6.12  Other Information.......................................     64

ARTICLE VII AFFIRMATIVE COVENANTS........................................     65
   Section 7.1   Preservation of Corporate Existence, Etc................     65
   Section 7.2   Compliance with Laws, Etc...............................     65
   Section 7.3   Conduct of Business.....................................     65
   Section 7.4   Payment of Taxes, Etc...................................     65
   Section 7.5   Maintenance of Insurance................................     65
   Section 7.6   Access..................................................     66
   Section 7.7   Keeping of Books........................................     66
   Section 7.8   Maintenance of Properties, Etc..........................     66
   Section 7.9   Application of Proceeds.................................     67
   Section 7.10  Environmental...........................................     67
   Section 7.11  Additional Collateral and Guaranties....................     67
   Section 7.12  Control Accounts; Approved Deposit Accounts.............     68
   Section 7.13  Real Property...........................................     69
   Section 7.14  Advisory Board; Management..............................     70
   Section 7.15  Equity Issuance.........................................     71
   Section 7.16  Intentionally Omitted...................................     71
   Section 7.17  Post Closing Items......................................     71
   Section 7.18  Transfer or Termination of Title IV Plans...............     72
   Section 7.19  Reporting on Brazilian Subsidiaries Restructuring.......     72

ARTICLE VIII NEGATIVE COVENANTS..........................................     73
   Section 8.1   Indebtedness............................................     73
   Section 8.2   Liens, Etc..............................................     74
   Section 8.3   Investments.............................................     75
   Section 8.4   Sale of Assets..........................................     76
   Section 8.5   Restricted Payments.....................................     78
   Section 8.6   Prepayment and Cancellation of Indebtedness.............     78
   Section 8.7   Restriction on Fundamental Changes......................     79
   Section 8.8   Change in Nature of Business............................     79
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                                TABLE OF CONTENTS
                                   (continued)

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   Section 8.9   Transactions with Affiliates............................     79
   Section 8.10  Limitations on Restrictions on Subsidiary Distributions;
                 No New Negative Pledge..................................     80
   Section 8.11  Modification of Constituent Documents...................     80
   Section 8.12  Modification of Debt Agreements.........................     81
   Section 8.13  Accounting Changes; Fiscal Year.........................     81
   Section 8.14  Margin Regulations......................................     81
   Section 8.15  Operating Leases; Sale/Leasebacks.......................     81
   Section 8.16  No Speculative Transactions.............................     82
   Section 8.17  Compliance with ERISA...................................     82
   Section 8.18  Environmental...........................................     82

ARTICLE IX EVENTS OF DEFAULT.............................................     82
   Section 9.1   Events of Default.......................................     82
   Section 9.2   Remedies................................................     85
   Section 9.3   Rescission..............................................     85

ARTICLE X THE ADMINISTRATIVE AGENT.......................................     86
   Section 10.1  Authorization and Action................................     86
   Section 10.2  Administrative Agent's Reliance, Etc....................     87
   Section 10.3  Posting of Approved Electronic Communications...........     88
   Section 10.4  The Administrative Agent Individually...................     89
   Section 10.5  Lender Credit Decision..................................     89
   Section 10.6  Indemnification.........................................     89
   Section 10.7  Successor Administrative Agent..........................     90
   Section 10.8  Concerning the Collateral and the Collateral Documents..     91

ARTICLE XI MISCELLANEOUS.................................................     91
   Section 11.1  Amendments, Waivers, Etc................................     91
   Section 11.2  Assignments and Participations..........................     94
   Section 11.3  Costs and Expenses......................................     98
   Section 11.4  Indemnities.............................................     99
   Section 11.5  Limitation of Liability.................................    100
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   Section 11.6  Right of Set-off........................................    101
   Section 11.7  Sharing of Payments, Etc................................    101
   Section 11.8  Notices, Etc............................................    102
   Section 11.9  No Waiver; Remedies.....................................    105
   Section 11.10 Binding Effect..........................................    105
   Section 11.11 Governing Law...........................................    105
   Section 11.12 Submission to Jurisdiction; Service of Process..........    105
   Section 11.13 Waiver of Jury Trial....................................    106
   Section 11.14 Marshaling; Payments Set Aside..........................    106
   Section 11.15 Section Titles..........................................    107
   Section 11.16 Execution in Counterparts...............................    107
   Section 11.17 Entire Agreement........................................    107
   Section 11.18 Confidentiality.........................................    107
   Section 11.19 Patriot Act Notice......................................    108
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

                                    SCHEDULES

Schedule I          - Term Loan Commitments
Schedule II         - Applicable Lending Offices and Addresses for Notices
Schedule 1.1        - Aircraft
Schedule 3.1(a)(ii) - Guarantors
Schedule 4.2        - Consents
Schedule 4.3        - Ownership of Subsidiaries
Schedule 4.7        - Litigation
Schedule 4.15       - Labor Matters
Schedule 4.16       - List of Plans
Schedule 4.17       - Environmental Matters
Schedule 4.19       - Real Property
Schedule 7.13       - Real Property Mortgages
Schedule 7.14(b)    - Existing Canadian Liens
Schedule 7.14(c)    - Landlord Waivers and Bailee's Letters
Schedule 8.1        - Existing Indebtedness
Schedule 8.2        - Existing Liens
Schedule 8.3        - Existing Investments
Schedule 8.4(a)       Investment Property
Schedule 8.4(b)       Real Property to be Sold

                                    EXHIBITS

Exhibit A           - Form of Assignment and Acceptance
Exhibit B           - Form of Term Loan Note
Exhibit C           - Reserved
Exhibit D           - Form of Notice of Conversion or Continuation
Exhibit E           - Form of Opinion of Counsel for the Loan Parties
Exhibit F           - Form of Guaranty
Exhibit G           - Form of Pledge and Security Agreement

     AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT, dated as of November 13, 2006 (the "Amended and Restated Credit Agreement"), among TECUMSEH PRODUCTS COMPANY, a Michigan corporation (the "Borrower") TRICAP PARTNERS, LLC, a Delaware limited liability company (the "Lender"), Tricap Partners, LLC, as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and CITICORP USA, INC., as collateral agent for the Secured Parties and the First Lien Secured Parties (the "Collateral Agent").

                                   WITNESSETH:

     WHEREAS, Borrower and Lender entered into that certain Second Lien Credit Agreement, dated as of November 1, 2006 (the "Original Agreement");

     WHEREAS, in connection with the execution of the Original Credit Agreement, Borrower and Lender entered into that certain Escrow Letter, dated as of November 1, 2006, whereby the Borrower and Lender agreed, subject to the terms and conditions therein, that Borrower and Lender may agree to modify the terms and conditions of the Original Agreement in connection with obtaining the consent of the First Lien Lenders identified therein;

     WHEREAS, Borrower and Lender have agreed to modify the terms and conditions of the Original Agreement pursuant to this Amended and Restated Credit Agreement, which amends and restates in its entirety the Original Agreement;

     WHEREAS, Borrower has requested that the Lender make available for the purposes specified in this Amended and Restated Credit Agreement a second lien term loan facility; and

     WHEREAS, the Lender is willing to make available to the Borrower such second lien term loan facility upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

     SECTION 1.1 DEFINED TERMS

     As used in this Amended and Restated Credit Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Account" has the meaning given to such term in the UCC.

     "Additional PIK Rate" means 2.50% per annum.

     "Administrative Agent" has the meaning specified in the preamble to this Agreement.

     "Affected Lender" has the meaning specified in Section 2.13 (Substitution of Lenders).

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent Affiliate" has the meaning specified in Section 10.3(c) (Posting of Approved Electronic Communications).

     "Agreement" means this Amended and Restated Credit Agreement.

     "Aircraft" means all airships, airplanes, helicopters and other aircraft owned on the date hereof or hereafter acquired by any Loan Party, including those listed on Schedule 1.1 hereto.

     "Aircraft Collateral" means Aircraft, Aircraft Parts and Aircraft Log
Books.

     "Aircraft Collateral Documents" means the Junior Aircraft Security Agreement between the Borrower, as grantor, and the Collateral Agent, and any other document executed and delivered by a Loan Party granting a Lien on the Aircraft to secure payment of the Secured Obligations.

     "Aircraft Log Books" means any and all log books, maintenance records, airworthiness certificates, registration documents and other records and documents relating to the Aircraft or Aircraft Parts.

     "Aircraft Parts" means all engines and propellers (whether or not affixed to any Aircraft) owned by any Loan Party and used or intended for use in connection with the Aircraft, and all avionics equipment, radio equipment, navigation equipment, radar equipment and other equipment, appliances, accessories and accessions used or intended for use in connection with the Aircraft.

     "Applicable Lending Office" means, with respect to any Lender, the office of such Lender identified opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender, or such other office of Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

     "Applicable Rate" means the LIBOR Rate and the PIK Rate.

     "Approved Deposit Account" means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. "Approved Deposit Account" includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

     "Approved Electronic Communications" means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, "Approved Electronic Communication" shall exclude (i) any notice pursuant to Section 2.5 (Optional Prepayments) and Section 2.6 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor,
(ii) all notices of any Default or Event of Default and (iii) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions to the Loans) or any other condition to any Borrowing or any condition precedent to the effectiveness of this Agreement.

     "Approved Electronic Platform" has the meaning specified in Section 10.3(a) (Posting of Approved Electronic Communications).

     "Approved Fund" means any Fund that is advised or managed by (a) a Lender,
(b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

     "Approved Securities Intermediary" means a "securities intermediary" or "commodity intermediary" (as such terms are defined in the UCC) selected or approved by the Administrative Agent.

     "Asset Sale" has the meaning specified in Section 8.4 (Sale of Assets).

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

     "Bailee's Letter" means a letter in form and substance acceptable to the Administrative Agent and executed by any Person (other than the Borrower) that is in possession of Inventory on behalf of a Loan Party pursuant to which such Person acknowledges, among other things, the Collateral Agent's Lien with respect thereto.

     "Bankruptcy Code" means Title 11, United States Code.

     "Blockage Notice" has the meaning specified in each Deposit Account Control Agreement.

     "Borrower" has the meaning specified in the preamble to this Agreement.

     "Borrower's Accountants" means PriceWaterhouseCoopers LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent.

     "Borrowing" means a borrowing consisting of Loan made on the Closing Date by the Lender.

     "Brazil" means the Federative Republic of Brazil.

     "Brazilian Receivables Transaction" means a transaction whereby the Brazilian Subsidiaries discount or sell, either with or without recourse under Brazilian law, export receivables pursuant to and in accordance with one or more programs administered by the Brazilian Central Bank.

     "Brazilian Subsidiaries" means any Subsidiary of the Borrower organized under the laws of Brazil.

     "Brazilian Tax Benefit" means the anticipated increase in the Borrower's net income (not to exceed an aggregate amount of $7,000,000) resulting from the reversal of non-cash tax charges associated with the "PIS" and "COFINS" taxes under Brazilian Law accrued prior to June 30, 2006.

     "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and a day on which dealings in Dollar deposits are also carried on in the London interbank market.

     "Canadian Collateral Documents" means any pledge agreement, security agreement, mortgage or other document executed and delivered by a Canadian Guarantor granting a Lien on any of its property to secure payment of the Secured Obligations.

     "Canadian Dollars" means the lawful currency of Canada.

     "Canadian Guarantors" means Tecumseh Products of Canada Limited, a company organized under the laws of Canada, Fasco Motors Company, an unlimited liability company organized under the laws of Nova Scotia and any other Canadian Subsidiary that becomes a Guarantor after the Closing Date.

     "Canadian Subsidiary" means any Subsidiary of the Borrower organized under the laws of Canada or any province or territory thereof.

     "Capital Expenditures" means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries, excluding interest capitalized during construction.

     "Capital Lease" means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

     "Capital Lease Obligations" means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

     "Cash Equivalents" means (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers' acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least "A-1" by S&P or "P-1" by Moody's,
(c) commercial paper of an issuer rated at least "A-1" by S&P or "P-1" by Moody's and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses
(a), (b) and (c) above, (ii) has net assets whose Dollar Equivalent exceeds $500,000,000 and (iii) is rated at least "A-1" by S&P or "P-1" by Moody's; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 180 days.

     "Cash Interest Expense" means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.

     "Cash Management Document" means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

     "Cash Management Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys' fees and disbursements in connection therewith.

     "Change of Control" means the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) (other than the Permitted Holders) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding Voting Stock of the Borrower, or (b) during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

     "Closing Date" means November __, 2006.

     "Code" means the U.S. Internal Revenue Code of 1986, as currently amended.

     "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

     "Collateral Agent" has the meaning specified in the preamble to this Agreement or any successor thereto. The term "Collateral Agent" shall include Citicorp USA, Inc. acting in its capacity as collateral agent or trustee for and on behalf of the Secured Parties and as collateral agent or trustee for and on behalf of the First Lien Secured Parties under, and in accordance with, the terms of the Collateral Documents.

     "Collateral Documents" means the Pledge and Security Agreement, the Foreign Pledge Agreements, the Canadian Collateral Documents, the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Aircraft Collateral Documents and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

     "Commodity Account" has the meaning given to such term in the UCC.

     "Compliance Certificate" has the meaning specified in Section 6.1(d) (Financial Statements).

     "Consolidated" means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

     "Consolidated Net Income" means, for any Person for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation and (c) extraordinary gains and losses and any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.

     "Consolidated Total Assets" of any Person means, at any date, Consolidated total assets of such Person and its Subsidiaries at such date minus any minority interest in any third party that is not a Wholly-Owned Subsidiary of such Person, if such minority interest would be reflected at such date on a Consolidated balance sheet of such Person and its Subsidiaries.

     "Constituent Documents" means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person's Stock.

     "Contaminant" means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

     "Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

     "Control Account" means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. "Control Account" includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

     "Corporate Chart" means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person's chief executive office (or sole place of business), (d) the number of shares of each class of such Person's Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them and (e) in the case of any such Subsidiary that is (x) a Foreign Subsidiary, whether such Subsidiary is a Material Foreign Subsidiary and (y) a Domestic Subsidiary, whether such Subsidiary is a Material Domestic Subsidiary.

     "Customary Permitted Liens" means, with respect to any Person, any of the following Liens:

     (a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

     (b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in the ordinary course of business, (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

     (c) deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

     (d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

     (e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

     (f) financing statements with respect to a lessor's rights in and to personal property leased to such Person in the ordinary course of such Person's business other than through a Capital Lease.

     "Debt Issuance" means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of "Indebtedness" by the Borrower or any of its Subsidiaries.

     "Default" means any event that, with the passing of time or the giving of notice or both would become an Event of Default.

     "Default Rate" has the meaning specified in Section 2.7(f) (Default Interest).

     "Deposit Account" has the meaning given to such term in the UCC.

     "Deposit Account Bank" means a financial institution selected or approved by the Administrative Agent or any financial institution being utilized as a Deposit Account Bank on the Closing Date in accordance with the First Lien Loan Documents.

     "Deposit Account Control Agreement" has the meaning specified in the Pledge and Security Agreement and in the applicable Canadian Collateral Document.

     "Determination Date" means initially, the Closing Date, and thereafter, two Business Days prior to each Interest Period.

     "Disclosure Documents" means one or more confidential information memoranda relating to the Facility suitable for use in a customary syndication of bank financing, with all financial statements (audited and unaudited as available), information and projections relating to the Borrower and its Subsidiaries as deemed necessary or desirable to be included therein by the Arrangers in their reasonable judgment, as delivered and updated from time to time.

     "Disposition Adjustment" means those adjustments, if any, to Minimum Cumulative EBITDA provided in Annex A attached hereto.

     "Dollars" and the sign "$" each mean the lawful money of the United States of America.

     "Dollar Equivalent" of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, or (b) if such amount is expressed in a currency other than Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such currency or, if such rate of exchange is not available, such other rate as the Administrative Agent, in its reasonable discretion, deems appropriate.

     "Domestic Person" means any "United States person" under and as defined in
Section 7701(a)(30) of the Code.

     "Domestic Subsidiary" means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

     "Douglas Property" means that certain real property located at 1545 Kellogg Drive, Douglas, Georgia 31533.

     "EBITDA" means, with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent deducted in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense,
(iii) loss from extraordinary items, (iv) any aggregate loss from the sale, exchange or other disposition of capital assets by such Person outside the ordinary course of business, (v) depreciation, depletion and amortization expenses, (vi) non-cash expenses in respect of Fourth Quarter 2005 Reserves; provided, however, all such non-cash expenses in Fourth Quarter 2005 Reserves shall not exceed an aggregate amount of $8,500,000, (vii) certain cash and non-cash restructuring expenses in connection with the closing or consolidation of certain facilities; provided, however, the cash portion of such restructuring expenses shall not exceed an aggregate amount of $2,500,000 in any consecutive four Fiscal Quarter period, (viii) all other non-cash charges and non-cash losses for such period that are not payable in cash in any subsequent period and
(ix) certain fees and costs payable to (x) Rothschild Inc., a financial advisor to the Loan Parties, in connection with certain corporate services provided by or to be provided by Rothschild Inc. to the Loan Parties, (y) BBK, Ltd., a financial advisor to the Loan Parties, in connection with certain financial services provided or to be provided by BBK, Inc. to the Loan Parties and (z) the advisors in connection with certain financial due diligence and monitoring services provided to or to be provided to the Lenders and the Secured Parties following November 1, 2006, for so long as such professional fees and costs are being borne by the Loan Parties, provided, however, all such fees and costs payable under clauses (x), (y) and (z) do not exceed $2,400,000 per Fiscal Quarter minus (c) the sum of, in each case to the extent added in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate gain from the sale, exchange or other disposition of capital assets by such Person outside the ordinary course of business and (v) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(viii) above by reason of a decrease in the value of any Stock or Stock Equivalent. For the avoidance of doubt, the anticipated Brazilian Tax Benefit shall not constitute a non-cash gain or other item which have been added in determining Consolidated Net Income for purposes of clause
(c)(v) above.

     "Eligible Assignee" means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Borrower) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000.

     "Entitlement Holder" has the meaning given to such term in the UCC.

     "Entitlement Order" has the meaning given to such term in the UCC.

     "Environmental Laws" means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C.
Section 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. Section 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann.
Section 13:1K-6 et seq.).

     "Environmental Liabilities and Costs" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

     "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

     "Equipment" has the meaning given to such term in the UCC.

     "Equity Issuance" means the issue or sale of any Stock of the Borrower or any Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower to any Person other than the Borrower or any Subsidiary of the Borrower.

     "ERISA" means the United States Employee Retirement Income Security Act of 1974 (as amended).

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

     "ERISA Event" means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV
Plan or a Multiemployer Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

     "Event of Default" has the meaning specified in Section 9.1 (Events of Default).

     "Excluded Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary in respect of which either (a) the pledge of all of the Stock of such Subsidiary as Collateral to secure payment of the Obligations of the Borrower, (b) the grant of a Lien on any of its property as Collateral to secure payment of the Obligations of the Borrower or (c) the guaranteeing by such Subsidiary of the Obligations of the Borrower, would, in the good faith judgment of the Borrower based on an analysis reasonably satisfactory to the Administrative Agent, result in materially adverse tax consequences to the Loan Parties and their Subsidiaries, taken as a whole; provided, however, that no such Subsidiary shall be an Excluded Foreign Subsidiary if, with substantially similar tax consequences, such Subsidiary has entered into Guaranty Obligations in respect of, such Subsidiary has granted a security interest in any of its property to secure, or more than 66% of the Stock of such Subsidiary has been pledged to secure, directly or indirectly, any obligations under any Indebtedness (other than the Obligations) of any Loan Party.

     "Existing Agent" means Citicorp USA, Inc. in its capacity as administrative agent under the Existing Credit Agreement.

     "Existing Credit Agreement" means that certain Second Lien Credit Agreement, dated as of February 6, 2006 among the Borrower, the lender parties thereto and the Existing Agent.

     "Existing Lenders" means the lenders under the Existing Credit Agreement.

     "Extraordinary Receipts" means any proceeds (net of any income, excise, or punitive taxes or other penalties) received by any Borrower or any other Loan Party from Title IV Plan or any other pension plan.

     "Facility" means the Loan Commitment and the provisions herein related to the Loan.

     "Fair Market Value" means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average for the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "Federal Reserve Board" means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

     "Financial Asset" has the meaning given to such term in the UCC.

     "Financial Covenant Debt" of any Person means Indebtedness of the type specified in clauses (a), (b), (d), (e), (f) and (k) of the definition of "Indebtedness" and non-contingent obligations of the type specified in clause
(c) of such definition.

     "Financial Statements" means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.4 (Financial Statements) and Section 6.1 (Financial Statements).

     "First Lien Agent" means the "Administrative Agent" under and as defined in the First Lien Credit Agreement.

     "First Lien Available Credit" means, at any time, the maximum amount available for borrowing (subject to any borrowing base or reserve requirements in effect at such time and after giving effect to any loans, letters of credit or other obligations outstanding from time to time) under the First Lien Credit Agreement.

     "First Lien Credit Agreement" means that certain First Lien Credit Agreement, dated as February 6, 2006, among the Borrower, the First Lien Agent, the Collateral Agent and the financial institutions party thereto as lenders and issuers.

     "First Lien Facility" means the "Facility" under and as defined in the First Lien Credit Agreement.

     "First Lien Lenders" means the "Lenders" and "Issuers" under and as defined in the First Lien Credit Agreement.

     "First Lien Letters of Credit" means any letter of credit issued pursuant to the First Lien Credit Agreement.

     "First Lien Loans" means any loan made by any First Lien Lender pursuant to the First Lien Credit Agreement.

     "First Lien Loan Documents" means the First Lien Credit Agreement and the Loan Documents (as defined in the First Lien Credit Agreement).

     "First Lien Secured Obligations" means the "Secured Obligations" under and as defined in the First Lien Credit Agreement.

     "First Lien Secured Parties" means the First Lien Agent, the First Lien Lenders, the Collateral Agent and each other holder of the First Lien Secured Obligations.

     "Fiscal Quarter" means each of the three month periods ending on March 31, June 30, September 30 and December 31.

     "Fiscal Year" means the twelve month period ending on December 31.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (a) EBITDA of such Person for such period minus Capital Expenditures of such Person for such period minus the total federal income tax liability actually payable by such Person in respect of such period to (b) the Fixed Charges of such Person for such period.

     "Fixed Charges" means, with respect to any Person for any period, the sum, determined on a Consolidated basis, of (a) the Cash Interest Expense of such Person and its Subsidiaries for such period, (b) the principal amount of Consolidated Financial Covenant Debt (other than any such Indebtedness constituting a current liability) of such Person and its Subsidiaries having a scheduled due date during such period and (c) all cash dividends payable by such Person and its Subsidiaries on Stock in respect of such period to Persons other than such Person and its Subsidiaries.

     "Foreign Pledge Agreements" means any pledge or security agreement, pursuant to which the Stock of any Foreign Subsidiary of any Loan Party is pledged by such Loan Party to secure payment of the Secured Obligations.

     "Foreign Subsidiary" means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

     "Fourth Quarter 2005 Reserves" means reserves in respect of (i) recall for engine fuel line, (ii) certain inventory reserves maintained by the Borrower in connection with take-or-pay contracts in the Czech Republic and (iii) certain reserves maintained by the Borrower in respect of the "Murray preference claim".

     "Fund" means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

     "General Intangible" has the meaning given to such term in the UCC.

     "Governmental Authority" means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

     "Guarantor" means each Subsidiary of the Borrower party to or that becomes party to the Guaranty or otherwise guarantees the Obligations.

     "Guaranty" means the guaranty, in substantially the form of Exhibit F (Form of Guaranty), executed by the Guarantors.

     "Guaranty Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise),
(ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii),
(iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported; provided, however, such Guaranty Obligation shall be limited to the amount of such guarantee or support.

     "Hedging Contracts" means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

     "Indebtedness" of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers' acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person, (j) Off-Balance Sheet Liability, and (k) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     "Indemnified Matter" has the meaning specified in Section 11.4
(Indemnities).

     "Indemnitee" has the meaning specified in Section 11.4 (Indemnities).

     "Intercompany Loans" means any loans made by either the Borrower or any Guarantor to any Material Foreign Subsidiary or the Thai Subsidiary.

     "Intercreditor Agreement" means the Intercreditor Agreement, dated February 6, 2006, among the Administrative Agent, the First Lien Agent, the Collateral Agent and the Borrower.

     "Interest Expense" means, for any Person for any period, Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period.

     "Interest Period" means (a) initially, the period commencing on the Closing Date and ending ninety (90) days thereafter, and (b) thereafter, the period commencing on the last day of the immediately preceding Interest Period and ending ninety (90) days thereafter; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

     "Interest Rate Contracts" means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

     "Inventory" has the meaning given to such term in the UCC.

     "Investment" means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

     "IRS" means the Internal Revenue Service of the United States or any successor thereto.

     "Junior Aircraft Security Agreement" means that certain Junior Aircraft Security Agreement, dated as of the date hereof, by and the Borrower, as grantor, and the Collateral Agent.

     "Land" of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

     "Landlord Waiver" means a letter in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord in respect of Inventory of a Loan Party located at any leased premises of such Loan Party pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory.

     "Leases" means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

     "Lender" means Tricap Partners LLC, and any financial institution or other entity that from time to time becomes a party hereto by execution of an Assignment and Acceptance.

     "LIBOR Base" means, in respect of any particular Interest Period, the interest rate per annum for deposits in the London interbank eurocurrency market in Dollars for substantially the same number of days as such Interest Period that appears on Page 3750 of the Telerate Screen, or such other page as is a replacement therefor, as of approximately 11:00 a.m. (London time) on the Determination Date. If such rate is not available at such time for any reason, then "LIBOR Base" for such Interest Period will be the rate at which Dollar deposits approximately equal to the amount of the Loan and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender or its parent in immediately available funds in the London interbank market of approximately 11:00 a.m. (London time) on the Determination Date.

     "LIBOR Rate" shall mean the per annum rate of interest equal to the LIBOR Base plus the LIBOR Spread, which LIBOR Rate shall be reset on each Determination Date.

     "LIBOR Spread" shall mean, on any Determination Date, 675 basis points.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, hypotec, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

     "Loan" has the meaning specified in Section 2.1 (The Loan).

     "Loan Documents" means, collectively, this Agreement, the Note, the Guaranty, the Collateral Documents, the Intercreditor Agreement and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or Lender in connection with or pursuant to any of the foregoing.

     "Loan Party" means each of the Borrower, each Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document (it being understood that no Material Foreign Subsidiary shall be deemed to be a Loan Party unless and until it becomes a Guarantor).

     "Material Adverse Change" means a material adverse change in any of (a) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of this

Agreement, any Term Loan Note, any Collateral Document or any other material Loan Document, (c) the perfection or priority of the Liens granted on any material portion of the Collateral pursuant to the Collateral Documents, (d) the ability of the Borrower to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (e) the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders under the Loan Documents.

     "Material Adverse Effect" means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

     "Material Domestic Subsidiary" means a Domestic Subsidiary or a Canadian Subsidiary that is not a Non-Material Domestic Subsidiary.

     "Material Foreign Subsidiary" means any Foreign Subsidiary that, together with its Subsidiaries, satisfies one of the following conditions: (i) the portion of Consolidated Total Assets attributable to such Foreign Subsidiary is at least 5% of the Consolidated Total Assets of the Borrower at such time or
(ii) the portion of Consolidated EBITDA attributable to such Foreign Subsidiary is at least 5% of Consolidated EBITDA of the Borrower for the applicable period, in each case above, as would be shown in the Financial Statements for the most recent four Fiscal Quarters ending prior to the Fiscal Quarter in which such determination is made.

     "Maturity Date" means the earlier to occur of (i) the third anniversary of the Closing Date, or (ii) such earlier date upon which Administrative Agent declares all Obligations due and owing under Section 9.2 (Remedies).

     "Minimum Cumulative EBITDA" means, for each reporting period set forth in
Section 5.2 (Minimum Cumulative EBITDA), that amount set forth opposite such period in Section 5.2 (Minimum Cumulative EBITDA).

     "Moody's" means Moody's Investors Services, Inc.

     "Mortgage Supporting Documents" means, with respect to any Mortgage for a parcel of Real Property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA or TLTA, if applicable, as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Collateral Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) (and other equivalent documents customarily required to be delivered with a Mortgage on Canadian Real Property) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid Lien on such parcel of Real Property in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to such Liens as the Administrative Agent may approve.

     "Mortgages" means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrower or any other Loan Party, each in form and substance satisfactory to the Administrative Agent.

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

     "Net Cash Proceeds" means proceeds received by any Loan Party after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted under clauses (a), (b), (c)(i), (d), (e) or (g) of Section
8.4 (Sale of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, provided, however, that evidence of each of clauses (i), (ii) and
(iii) above is provided to the Administrative Agent in form and substance satisfactory to it, (b) Property Loss Event, (c) US Tax Receivable, or (d) Extraordinary Receipts.

     "Non-Cash Interest Expense" means, with respect to any Person for any period, the sum of the following amounts to the extent included in the definition of Interest Expense (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

     "Non-Consenting Lender" has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

     "Non-Guarantor Subsidiary" means any Subsidiary of the Borrower that is not a Guarantor.

     "Non-Material Domestic Subsidiary" means any Domestic Subsidiary or Canadian Subsidiary that conducts no operations and owns no material assets; provided, however, the aggregate Fair Market Value of all assets held by all Non-Material Domestic Subsidiaries shall not exceed $250,000.

     "Non-U.S. Lender" means each Lender (or the Administrative Agent) that is a Non-U.S. Person.

     "Non-U.S. Person" means any Person that is not a Domestic Person.

     "Note" means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of the Loan owing to such Lender.

     "Obligations" means the Loan and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, the Collateral Agent, any

Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, loan, guaranty or indemnification or otherwise), present or future, arising under this Agreement, any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all other fees, interest, charges, expenses, attorneys' fees and disbursements and other sums chargeable to the Borrower under this Agreement, any other Loan Document.

     "Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease, (iii) any liability under any so-called "synthetic lease" or "tax ownership operating lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) operating leases.

     "Patriot Act" means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).

     "paid in full" and "payment in full" have the meaning specified in the Intercreditor Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

     "Permitted Holders" means (i) any Person who is a lineal descendant of Raymond Herrick, (ii) the spouse, children, or grandchildren of any such persons, (iii) any trust of which any of such Persons is a trustee or a beneficiary, (iv) the estate, executor, administrator, or any legal guardian of any such Person, (v) any participation, corporation or limited liability company owned and controlled solely by such Persons and (vi) the Herrick Foundation.

     "Permitted Joint Venture" means a Person (a) that is a corporation, limited liability company, joint venture or similar limited liability legal entity hereafter formed or entered into by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person, which legal entity does not constitute a Subsidiary; (b) that does not own any Stock in a Loan Party nor at any time itself have been a Loan Party; and
(c) in respect of which all Indebtedness or other obligations (in each case whether contingent or otherwise), including any contractually binding commitment to make future capital contributions, assumed by any Loan Party in respect thereof can be quantified.

     "Permitted Refinancing" means renewals, extensions, refinancings and refundings of Indebtedness permitted by Section 8.1(b) and Section 8.1(d) (Indebtedness) that (a) are in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrower or any Subsidiary of the Borrower obligated thereunder and (b) have a weighted average maturity and final maturity (measured as of the date of such renewal, refinancing, extension or refunding) no shorter than that of such Indebtedness.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

     "PIK" means payments in kind.

     "PIK Rate" means 1.50% per annum.

     "Pledge and Security Agreement" means an agreement, in substantially the form of Exhibit G (Form of Pledge and Security Agreement), executed by the Borrower and each Guarantor.

     "Pledged Debt Instruments" has the meaning specified in the Pledge and Security Agreement.

     "Pledged Stock" has the meaning specified in the Pledge and Security Agreement.

     "Prepayment Premium" means, (i) with respect to any prepayment prior to the first anniversary of the Closing Date, an amount equal to 2.00% of the principal amount prepaid and (ii) with respect to any prepayment on or after the first anniversary of the Closing Date, but prior to the second anniversary of the Closing Date, an amount equal to 1.00% of the principal amount prepaid.

     "Pro Forma Basis" means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in details in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.

     "Proceeds" has the meaning given to such term in the UCC.

     "Projections" means those financial projections dated October 2006 covering the fiscal years ending in 2006 through 2013 inclusive, to be delivered to the Lender by the Borrower.

     "Property Loss Event" means (a) any loss of or damage to property of any Loan Party that results in the receipt by such Person of proceeds of insurance whose Dollar Equivalent exceeds $250,000 (individually or in the aggregate) or
(b) any taking of property of any Loan Party that results in the receipt by such Person of a compensation payment in respect thereof whose Dollar Equivalent exceeds $250,000 (individually or in the aggregate).

     "Purchasing Lender" has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

     "Ratable Portion" or (other than in the expression "equally and ratably") "ratably" means, with respect to any Lender, the percentage obtained by dividing the outstanding principal amount of such Lender's Loan by the aggregate outstanding principal amount of the Loans of all Lenders).

     "Real Property" of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

     "Register" has the meaning specified in Section 2.5(b) (Evidence of Debt).

     "Related Party Assignment" shall mean an assignment of all or a portion of a Loan or a Revolving Credit Commitment of a Lender to an Affiliate of such Lender or an Approved Fund of such Lender.

     "Release" means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

     "Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

     "Requirement of Law" means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Requisite Lenders" means, collectively, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Term Loan Commitments or, after the Closing Date, more than fifty percent (50%) of the principal amount of all Loans then outstanding.

     "Responsible Officer" means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

     "Restricted Payment" means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding.

     "Sale and Leaseback Transaction" means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

     "S&P" means Standard & Poor's Rating Services.

     "Sarbanes-Oxley Act" means the United States Sarbanes-Oxley Act of 2002.

     "Secured Obligations" means, in the case of the Borrower, the Obligations, and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

     "Secured Parties" means the Administrative Agent, the Lenders, the Collateral Agent and any other holder of any Secured Obligation.

     "Securities Account" has the meaning given to such term in the UCC.

     "Securities Account Control Agreement" has the meaning specified in the Pledge and Security Agreement.

     "Security" means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

     "Selling Lender" has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

     "Solvent" means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including, without duplication, contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Specified Canadian Subsidiaries" means Tecumseh Products of Canada, Limited and Fasco Motors Company.

     "Stock" means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

     "Stock Equivalents" means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

     "Subject Units" means the Stock or any assets of all or any part of any entity or combination or parts of entities comprising a part of any of (i) M.P. Pumps, Inc., (ii) the Electrical Components Products Segment (as reported in the Financial Statements), and/or (iii) the Engine and Powertrain Products Segment (as reported in the Financial Statements).

     "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

     "Supplemental PIK Rate" means 5.0% per annum.

     "Tax Affiliate" means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns, provided however, that Tecumseh Italy shall not be considered a Tax Affiliate of the Borrower or any Subsidiary of the Borrower as long as the Borrower is diligently pursuing the dissolution or liquidation of Tecumseh Italy.

     "Tax Return" has the meaning specified in Section 4.8(a) (Taxes).

     "Taxes" has the meaning specified in Section 2.12(a) (Taxes).

     "Tecumseh Italy" means, collectively, Tecumseh Europa S.p.A and its Subsidiaries.

     "Thai Subsidiary" means Fasco Motors (Thailand) Limited, a company formed under the laws of Thailand and a Wholly-Owned Subsidiary of the Borrower.

     "Title IV Plan" means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

     "TMT" means TMT-Motoco do Brasil Ltda.

     "TMT Enforcement Remedy" means the filing of an enforcement action or any ordinary collection law suit or of a bankruptcy request or other formal proceedings, in each case filed or instituted in Brazil and arising from, or in connection with, any indebtedness having a principal amount in excess of $100,000; provided, however, that such action is not effectively stayed within ten (10) days of the commencement thereof.

     "TMT Indebtedness" means the Indebtedness of TMT outstanding as of the Closing Date.

     "UCC" has the meaning specified in the Pledge and Security Agreement.

     "U.S. Lender" means each Lender (or the Administrative Agent) that is a Domestic Person.

     "US Tax Receivable" means a United States income tax refund with respect to the 2003 tax year of any Loan Party in the amount of up to $14,000,000.

     "Voting Stock" means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

     "Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person, all of the Stock of which (other than director's qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

     "Withdrawal Liability" means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

     SECTION 1.2 COMPUTATION OF TIME PERIODS

     In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

     SECTION 1.3 ACCOUNTING TERMS AND PRINCIPLES

     (a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

     (b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower's Accountants and results in a change in any of the calculations required by
Article V (Financial Covenants) or VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

     (c) For purposes of making all financial calculations to determine compliance with Article V (Financial Covenants), all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired by the Borrower or any of its Subsidiaries after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower on a Pro Forma Basis.

     SECTION 1.4 CONVERSION OF FOREIGN CURRENCIES

     (a) Financial Covenant Debt. Financial Covenant Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Financial Covenant Debt is reflected.

     (b) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender.

     (c) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

     SECTION 1.5 CERTAIN TERMS

     (a) The terms "herein," "hereof," "hereto" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

     (b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words "above" and "below", when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

     (c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders or the Administrative Agent is required hereunder or under the Intercreditor Agreement for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

     (d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

     (e) The term "including" when used in any Loan Document means "including without limitation" except when used in the computation of time periods.

     (f) The terms "Lender," "Administrative Agent" and "Collateral Agent" include, without limitation, their respective successors.

     (g) Upon the appointment of any successor Administrative Agent pursuant to
Section 10.7 (Successor Administrative Agent), references to Tricap Partners LLC in Section 10.4 (The Administrative Agent Individually) shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

                                   ARTICLE II

                                  THE FACILITY

     SECTION 2.1 THE LOAN COMMITMENT

     On the terms and subject to the conditions contained in this Agreement, Lender agrees to advance, on the Closing Date, a term loan to Borrower in Dollars (the "Loan"), in a principal amount not to exceed $100,000,000 (the "Commitment") as follows:

     (a) Funds sufficient to repay all Secured Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, shall be advanced by wire transfer, for the account of Borrower, to the Existing Agent for and on behalf of the Existing Lenders.

     (b) The balance of the Commitment after the advance made pursuant to clause
(a) above, which shall be used to prepay a portion of the outstanding principal amount of the First Lien Facility, shall be advanced by wire transfer, for the account of Borrower, to the Administrative Agent (as defined in the First Lien Credit Agreement) for and on behalf of the First Lien Lender.

     The Loan is being made on a non-revolving basis and any amounts repaid or prepaid may not be reborrowed.

     SECTION 2.2 TERMINATION OF LOAN COMMITMENT

     Lender's obligation to advance any amount of the Loan not advanced on the Closing Date under Section 2.1 (Loan Commitment) shall terminate on the Closing Date.

     SECTION 2.3 REPAYMENT OF LOANS

     The Borrower shall repay the entire unpaid principal amount of the Loan on the Maturity Date.

     SECTION 2.4 EVIDENCE OF DEBT

     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from the Loan, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (b) (i) The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership (the "Register") in which the Administrative Agent agrees to register by book entry the Administrative Agent's and each Lender's interest in the Loan and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders, (ii) the amount of the Loan made and the Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable, and paid, by the Borrower to, or for the account of, each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest, fees, expenses or other amounts due under the Loan Documents and each Lender's share thereof, if applicable.

          (ii) Notwithstanding anything to the contrary contained in this Agreement, the Loan (including the Note evidencing the Loan) is a registered obligation and the right, title, and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register. A Term Loan Note shall only evidence the Lender's or a registered assignee's right, title and interest in and to the related Loan, and in no event is any such Term Loan Note to be considered a bearer instrument or obligation. This Section 2.5(b) and Section 11.2 (Assignments and Participations) shall be construed so that the Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

     (c) The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law and subject to the Borrower's right to object to any entry in the Register within thirty days of the date of such entry, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by the Borrower, the Administrative Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.

     (d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note to such Lender evidencing the Loan of such Lender, substantially in the form of Exhibit B (Form of Note).

     SECTION 2.5 OPTIONAL PREPAYMENTS

     (a) Borrower shall have no right to prepay the Loan prior to the second anniversary of the Closing Date. From and after the second anniversary of the Closing Date, and subject to the terms of the First Lien Credit Agreement and the Intercreditor Agreement, the Borrower may, upon at least three Business Days' prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Loan, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that
(i) if any such prepayment is made by or on behalf of the Borrower other than on the last day of an Interest Period, the Borrower shall also pay any amounts owing pursuant to Section 2.10(e) (Breakage Costs), and (ii) each such prepayment that is a partial prepayment shall be in an aggregate amount of $3,000,000 or an amount that is an integral multiple of $1,000,000 in excess thereof. Upon the giving of such notice of prepayment, the principal amount of the Loan specified to be prepaid shall become due and payable on the date specified for such prepayment.

     (b) The Borrower shall have no right to prepay the principal amount of the Loan other than as provided in this Section 2.5.

     SECTION 2.6 MANDATORY PREPAYMENTS

     (a) Subject to the Intercreditor Agreement and clause (c) below, upon receipt by the Borrower or any Loan Party of Net Cash Proceeds the Borrower shall immediately prepay the Loan in an amount equal to 100% of such Net Cash Proceeds; provided, however, that (i) no prepayment from Net Cash Proceeds shall be permitted if the First Lien Available Credit would be less than $40,000,000 after giving effect to such prepayment, (ii) upon receipt by the Borrower or any other Loan Party of Net Cash Proceeds arising from any Loan Party's receipt of US Tax Receivable, such Net Proceeds shall be applied as follows: (A) first, the Borrower shall immediately prepay the outstanding First Lien Loans to the extent that the First Lien Available Credit is less than $40,000,000, and (B) second, to the extent that the First Lien Available Credit is greater than $40,000,000, the Borrower shall prepay the Loan and (iii) upon receipt by the Borrower or any other Loan Party of Net Cash Proceeds arising from any Asset Sale permitted under Section 8.4(i), such Net Cash Proceeds shall be applied as follows: (A) first, the Borrower shall immediately prepay that portion of the outstanding First Lien

Loans (and provide cash collateral in respect of First Lien Letters of Credit) in an amount equal to that portion of the First Lien Available Credit created solely by the inclusion of the assets subject to such Asset Sale in the borrowing base under the First Lien Credit Agreement immediately prior to the consummation of such Asset Sale; (B) second, the Borrower shall apply the remaining balance of Net Cash Proceeds after giving effect to the application of such proceeds made under clause (A) above, to prepay the Loan; provided, however, that no prepayment from Net Cash Proceeds under this clause (B) shall be permitted if the First Lien Available Credit would be less than $40,000,000 after giving effect to such prepayment, and (C) third, if permitted under the First Lien Credit Agreement, the Borrower or such Loan Party shall be entitled to retain any remaining Net Cash Proceeds.

     (b) Together with any prepayment of the Loan pursuant to clause (a) above, the Borrower shall also pay the Prepayment Premium, if any, calculated at the time of such prepayment.

     (c) Notwithstanding the foregoing, no mandatory prepayment under this
Section 2.6 shall be required if such prepayment is otherwise prohibited under the First Lien Credit Agreement.

     SECTION 2.7 INTEREST

     (a) Rate of Interest. The Loan and the outstanding amount of all other Obligations shall bear interest at the Applicable Rate, in the case of the Loan, on the unpaid principal amount thereof from the date the Loan is made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clauses (d), (e) and (f) below:

     (b) LIBOR Rate Interest Payments. Interest accrued at the LIBOR Rate on the Loan shall be payable in arrears (A) on the last day of each Interest Period and, if such Interest Period has a duration of more than one month, on each date during such Interest Period occurring every month from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part, and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise). Interest accrued at the LIBOR Rate on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

     (c) PIK Rate Interest Payments. Interest accrued at the PIK Rate on the Loan and all other Obligations will be added to the principal amount outstanding under the Loan on the last day of each calendar month.

     (d) Supplemental PIK Interest; Payments. From and after June 30, 2007 supplemental PIK interest will accrue at the Supplemental PIK Rate calculated on the difference between:

          (i) from June 30, 2007 through September 29, 2007, $20,000,000 and the net proceeds realized from the sale of the Subject Units;

          (ii) from September 30, 2007 through December 30, 2007, $40,000,000 and the net proceeds realized from the sale of the Subject Units; and

          (iii) from December 31, 2007 through the Maturity Date, $60,000,000 and the net proceeds realized from the sale of the Subject Units.

     Interest accrued at the Supplemental PIK Rate under this clause (d) will be added to the principal amount outstanding under the Loan on the last day of each calendar month

     (e) Additional PIK Interest; Payments. If Borrower shall not have disposed of its Engine and Powertrain Products Segment (as reported on the Financial Statements) on or before December 31, 2007, additional PIK interest shall accrue on the Loan at the Additional PIK Rate from and after January 1, 2008. Interest accrued at the Additional PIK Rate under this clause (e) will be added to the principal amount outstanding under the Loan on the last day of each calendar month.

     (f) Default Interest. Notwithstanding the rates of interest specified in clause (b) above, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of the Loan and the amount of all other Obligations then due and payable and bearing interest at the LIBOR Rate shall bear interest, in lieu of the then-existing LIBOR Rate, at a rate that is two percent per annum in excess of the LIBOR Rate at the time of such Event of Default (the "Default Rate"). Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (b) above or otherwise on demand.

     Notwithstanding anything in this Section 2.7 to the contrary, no PIK interest will accrue from and after payment in full of all Obligations.

     SECTION 2.8 FEES

     (a) The Borrower has paid to the Lender (i) a closing fee in the amount of $1,500,000, which fee was earned on the November 6, 2006, and (ii) all fees and expenses of Lender, the Administrative Agent or Collateral Agent (including, without limitation, fees and expenses of legal counsel) in excess of the $50,000 expense fee delivered by Borrower to Lender and incurred in connection with the transactions contemplated in this Agreement or the other Loan Documents, including projected fees and expenses to be incurred in connection with all Post-Closing Items under Section 7.17.

     (b) From and after the earlier to occur of (i) the date upon which the Lender executes and delivers the first Assignment and Acceptance under Section
11.2 (Assignments and Participations), or (ii) the date upon which a successor Administrative

Agent is appointed, Borrower agrees to pay the reasonable and customary fees of the Administrative Agent and the Collateral Agent and any successor Administrative Agent or Collateral Agent.

     SECTION 2.9 PAYMENTS AND COMPUTATIONS

     (a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 11:00 a.m. (New York time) on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to
Section 2.11 (Capital Adequacy), Section 2.10 (Special Provisions Governing the
Loan), or Section 2.12 (Taxes) shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.

     (b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (c) Each payment by the Borrower of the Loan and each reimbursement of various costs, expenses or other Obligation shall be made in Dollars; provided, however, that other than for payments in respect of the Loan, Loan Documents duly executed by the Administrative Agent may specify other currencies of payment for Obligations created by or directly related to such Loan Document.

     (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause such payment to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.

     (e) Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such

Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter at the Applicable Rate) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

     (f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with clause (b) of Section 2.6 (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, the Loan, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of any Obligation (including payment of the Loan) received by the Administrative Agent shall be distributed to Lender in accordance with Lender's Ratable Portion.

     (g) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.6 (Mandatory Prepayments) and clause (f) above, subject to the terms of the Intercreditor Agreement, the Collateral Agent may, and, upon either (A) the written direction of the Administrative Agent or the Requisite Lenders after the occurrence and during the continuance of an Event of Default or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall, deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and, subject to the provisions of the Intercreditor Agreement, apply all payments in respect of any Secured Obligations and all proceeds of Collateral in the following order:

          (i) first, to pay Secured Obligations in respect of any expense, reimbursements or indemnities then due to the Administrative Agent or the Collateral Agent;

          (ii) second, to pay Secured Obligations in respect of any fees due to the Collateral Agent;

          (iii) third, to pay Secured Obligations in respect of any fees then due to the Administrative Agent or the Lenders;

          fourth, to pay interest then due and payable in respect of the Loans;

          (iv) fifth, to pay or prepay principal amounts on the Loan;

          (v) sixth, to the ratable payment of all other Secured Obligations;
     and

          (vi) seventh, the balance to the Borrower or the Loan Party lawfully entitled to receive such proceeds;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv) and (v) above the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent's and each Lender's interest in the aggregate outstanding Secured Obligations described in such clauses. The order of priority set forth in clauses (i), (ii), (iii), (iv) and (v) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or by any other Person that is not a Lender. The order of priority set forth in clauses (i), (ii) and (iii) above may be changed only with the prior written consent of the Administrative Agent and the Collateral Agent, as applicable, in addition to that of the Requisite Lenders.

     SECTION 2.10 SPECIAL PROVISIONS GOVERNING THE LOAN

     (a) Determination of Interest Rate

     The LIBOR Rate for each Interest Period shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of "LIBOR Rate." The Administrative Agent's determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

     (b) Interest Rate Unascertainable, Inadequate or Unfair

     In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the LIBOR Base by reference to which the LIBOR Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the LIBOR Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining the Loan for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower, whereupon the LIBOR Rate shall for any succeeding Interest Period shall be determined by such alternate method as reasonably selected by the Administrative Agent.

     (c) Increased Costs

     If at any time Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order, or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to maintain the Loan, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

     (d) Illegality

     Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for Lender to maintain the Loan, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the Loan shall automatically convert to such other rate at Administrative Agent may reasonably select.

     (e) Breakage Costs

     In addition to all amounts required to be paid by the Borrower pursuant to
Section 2.7 (Interest), the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain the Loan but excluding any loss of the LIBOR Spread on the Loan) that Lender may sustain (i) if for any reason the Loan is prepaid (including mandatorily pursuant to Section 2.6 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (ii) as a result of any of the events indicated in clause (d) above or (iii) as a consequence of any failure by the Borrower to repay the Loan when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

     SECTION 2.11 CAPITAL ADEQUACY

     If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy,
(b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender's (or any corporation controlling such Lender's) capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

     SECTION 2.12 TAXES

     (a) Except as otherwise provided in this Section 2.12, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of Lender and the Administrative Agent (A) taxes measured by its net income (including the Michigan single business tax), and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which Lender or the Administrative Agent (as the case may be) is organized and (B) any U.S. withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of (x) an Eligible Assignee, the date of the Assignment and Acceptance and (y) a successor Administrative Agent, the date of the appointment of such Administrative Agent) applicable to such Lender or the Administrative Agent, as the case may be, but not excluding any U.S. withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance or appointment of such Administrative Agent, as the case may be) and (ii) in the case of each Lender, taxes measured by its net income and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

     (b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

     (c) Each Loan Party shall, jointly and severally, indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

     (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.12 shall survive the payment in full of the Obligations.

     (f) If a Person that is entitled to an exemption from U.S. withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, enters into an Assignment and Acceptance thereby becoming a Lender under this Agreement, such Person shall on or prior to the date of such Assignment and Acceptance or prior to the date a successor Administrative Agent or Collateral Agent becomes the Administrative Agent or Collateral Agent, as applicable, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) from time to time thereafter if requested by the Borrower and the Administrative Agent, provide the Administrative Agent and the Borrower (or, in the case of an assignee pursuant to a Related Party Assignment that is not delivered to the Administrative Agent in accordance with
Section 11.2(e), to the assigning Lender only) with two completed originals of each of the following, as applicable:

          (i) (A) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) (or Form W-8IMY (with appropriate attachments)) or any successor form, (B) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) (or Form W-8IMY (with appropriate attachments)) or any successor form, (C) in the case of a Person that is a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) (or Form W-8IMY (with appropriate attachments)) or any successor form or (D) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender's entitlement to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for such Person are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

          (ii) Lender and any Person that is a U.S. Lender entering into an Assignment and Acceptance thereby becoming a Lender under this Agreement, shall (v) on or prior to the Closing Date in the case of the Lender, (w) on the date of the Assignment and Acceptance pursuant to which such U.S. Lender becomes a Lender (other than a Related Party Assignment that is not delivered to the Administrative Agent in accordance with Section 11.2(c)), on or prior to the date a successor Issuer becomes an Issuer or on or prior to the date a successor Administrative Agent or Collateral Agent becomes the Administrative Agent or Collateral Agent, as applicable, hereunder,,
     (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent and (z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower (or, in the case of an assignee pursuant to a Related Party Assignment that is not delivered to the Administrative Agent in accordance with Section 11.2(c), to the assigning Lender only) with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.12(f), a U.S. Lender shall not include a Lender, an Issuer or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).

     (g) Any Lender claiming any additional amounts payable pursuant to this
Section 2.12 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

     (h) Each Lender who makes a Related Party Assignment hereby indemnifies and agrees to hold the Borrower and the Administrative Agent harmless from and against any U.S. Federal withholding tax that would not have been imposed but for (i) the failure of the Affiliate or the Related Fund that received such Related Party Assignment to comply with clause (f) above or (ii) the failure of such Lender to withhold such tax at the proper rate in the event such Affiliate or Related Fund does not comply with clause (f) above (or complies with clause
(f) above but delivers forms indicating it is entitled to a reduced rate of such tax).

     SECTION 2.13 SUBSTITUTION OF LENDERS

     (a) In the event that (i)(A) any Lender makes a claim under Section 2.10(c) (Increased Costs) or 2.11 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.10(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.12 (Taxes) that is attributable to a particular Lender or (D) any Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A), (B) and (C) above, Lenders holding at least 75% of the principal amount of the Term Loans then outstanding are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an "Affected Lender"), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a "Substitute Institution") for such Affected Lender hereunder, after delivery of a written notice (a "Substitution Notice") by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower's receipt of the other Affected Lenders' claim) less than all, Lenders making such claims.

     (b) If the Substitution Notice was properly issued under this Section 2.13, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents, and the Substitute Institution shall assume, and the Affected Lender shall be relieved of all prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (which, pursuant to Section 11.5 (Limitation of Liability), do not include exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Loans, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a "Lender" hereunder for all purposes of this Agreement having a Term Loan Commitment in the amount of such Affected Lender's Term Loan Commitment assumed by it and such Term Loan Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

     (c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.13, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Term Loan Note (if such Loans are evidenced by a Term Loan Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

                                   ARTICLE III

                             CONDITIONS TO THE LOAN

     SECTION 3.1 CONDITIONS PRECEDENT TO THE LOAN

     The obligation of Lender to make the Loan is subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent on or before November __, 2006:

     (a) Certain Documents. Subject to Section 7.17 (Post Closing), the Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Lender:

          (i) this Agreement and the Note, each duly executed and delivered by the Borrower and Borrower conforming to the requirements set forth herein;

          (ii) the Guaranty, duly executed by each Guarantor set forth on
     Schedule 3.1(a)(ii) (Guarantors);

          (iii) evidence satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered at the closing, the Collateral Agent (for the benefit of the Secured Parties) shall have a valid and perfected second priority security interest in the Collateral, including (x) such documents duly executed by each Loan Party as the Administrative Agent may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder;

          (iv) all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such certificates, instruments and other documents delivered to the Collateral Agent for the benefit of the Lender, each executed in blank;

          (v) all instruments representing Pledged Debt Instruments being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Collateral Agent or in blank and delivered to the Collateral Agent for the benefit of the Lender;

          (vi) the consent and waiver of the First Lien Lenders, as set forth in the Escrow Letter, whereby the First Lien Lenders (a) waive such Defaults and Events of Default, and amend such covenants, under the First Lien Facility, including, without limitation, such waivers or amendments as may be necessary or appropriate to permit Lender to make the Loan under and subject to the terms and conditions of this Agreement, (b) consents to the Lender making the Loan under and subject to the terms of this Agreement, and (c) waive any cross-default that would be triggered under the First Lien Facility as a result of any defaults occurring with respect to the TMT Indebtedness.

          (vii) a favorable opinion of (A) Miller Canfield, Paddock and Stone, P.L.C., counsel to the Loan Parties, in substantially the form of Exhibit E (Form of Opinion of Counsel for the Loan Parties), (B) counsel to the Loan Parties in, Wisconsin, Michigan, Mississippi, Tennessee, Missouri, and Rhode Island, in each case addressed to the Administrative Agent, the Collateral Agent and the Lender and addressing such other matters as Lender may reasonably request;

          (viii) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

          (ix) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party's Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vi) above;

          (x) a certificate of a Responsible Officer of the Borrower and each Guarantor, stating that the Borrower and each Guarantor is Solvent after giving effect to the Loan, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto;

          (xi) evidence satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of the Borrower and each other Loan Party; and

          (xii) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

     (b) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, the Collateral Agent and the Lender, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Loan Documents).

     (c) Refinancing of Existing Credit Agreement. (i) All obligations under the Existing Credit Agreement shall have been repaid in full, (ii) the Existing Credit Agreement and all Loan Documents (as defined therein) shall have been terminated (and all Liens securing such Existing Credit Agreement shall be released) on terms reasonably satisfactory to the Administrative Agent and (iii) the Administrative Agent shall have received a payoff letter duly executed and delivered by the Borrower and the Existing Agent or other evidence of such termination in each case in form and substance reasonably satisfactory to the Administrative Agent.

     (d) Consents, Etc. Each of the Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Borrower and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

     (e) Minimum First Lien Available Credit. After giving effect to (i) the Loan, and (ii) the loans made or to be made and letters of credit issued or to be issued under the First Lien Credit Agreement on the Closing Date, the First Lien Available Credit shall be at least $62,000,000 on the Closing Date (it being understood and agreed that (x) all Real Property set forth on Schedule
7.13 (Real Property Mortgages) to the First Lien Credit Agreement shall constitute "Eligible Real Property" as defined in the First Lien Credit Agreement and (y) the Thai Letter of Credit (as defined in the First Lien Credit Agreement) shall not be deemed a Revolving Credit Outstanding (as defined in the First Lien Credit Agreement), on the Closing Date, in each case solely for the purpose of calculating the above stated First Lien Available Credit).

     (f) Representations and Warranties; No Defaults. The following statements shall be true on the Closing Date, both before and after giving effect to the Loan and to the application of the proceeds thereof (and the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower to that effect):

          (i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

          (ii) no Default or Event of Default shall have occurred and be continuing; and

          (iii) no litigation not listed on Schedule 4.7 (Litigation) shall have been commenced against any Loan Party or any of its Subsidiaries that would have a Material Adverse Effect.

     (g) No Legal Impediments. The making of the Loan on the Closing Date does not violate any Requirement of Law on the date of or immediately following such Loan and is not enjoined, temporarily, preliminarily or permanently.

     (h) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders and the Administrative Agent on and as of the Closing Date and after giving effect to the making of the Loan and the other financial accommodations on the Closing Date:

     SECTION 4.1 CORPORATE EXISTENCE; COMPLIANCE WITH LAW

     Each of the Borrower and the Borrower's Subsidiaries (a) is duly organized, validly existing and, to the extent applicable to Foreign Subsidiaries, in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and, to the extent applicable to Foreign Subsidiaries, in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect,
(c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted,
(d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

     SECTION 4.2 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS

     (a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

          (i) are within such Loan Party's corporate, limited liability company, partnership or other powers;

          (ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions to the Loan) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

          (iii) do not and will not (A) contravene or violate such Loan Party's or any of its Subsidiaries' respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

          (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to the Loan), and each of which on the Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

     (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

     SECTION 4.3 OWNERSHIP OF SUBSIDIARIES

     (a) Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. No Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Liens in favor of the Secured Parties and the First Lien Secured Parties created pursuant to the Pledge and Security Agreement), options, warrants, rights of conversion or purchase or any similar rights. Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section
8.3 (Investments).

     (b) Schedule 4.3 (Ownership of Subsidiaries) identifies each Subsidiary of the Borrower that is a Material Foreign Subsidiary on the Closing Date.

     SECTION 4.4 FINANCIAL STATEMENTS

     (a) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005, and the related Consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by PriceWaterhouseCoopers LLP, and the Consolidated balance sheets of the Borrower and its Subsidiaries as at June 30, 2006, and the related Consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the nine months then ended, copies of which have been furnished to Lender, fairly present, subject, in the case of said balance sheets as at June 30, 2006, and said statements of income, retained earnings and cash flows for the nine months then ended, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

     (b) None of the Borrower or any of the Borrower's Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

     (c) The Projections have been prepared by the Borrower in light of the past operations of its business, and reflect projections for the seven year period beginning on January 1, 2006 on a quarterly basis for the first year and on a year by year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower's good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

     SECTION 4.5 MATERIAL ADVERSE CHANGE

     Except as disclosed in the (x) Form 10-Q filed by the Borrower with the Securities and Exchange Commission for the Fiscal Quarters ended March 31, 2006 and June 30, 2006 and (y) Form 8-K filed by the Borrower with the Securities and Exchange Commission on January 9, 2006, January 10, 2006, February 9, 2006, February 23, 2006, February 28, 2006, March 21, 2006, April 28, 2006, May 4,
2006, August 8, 2006, August 16, 2006 and November 8, 2006, since December 31, 2005, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

     SECTION 4.6 SOLVENCY

     Both before and after giving effect to (a) the Loan to be made on the Closing Date and (b) the disbursement of the proceeds of the Loan in accordance with the terms of this Agreement (including the payment in full of all of the Borrower's obligations under the Existing Credit Agreement) and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is Solvent.

     SECTION 4.7 LITIGATION

     Except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

     SECTION 4.8 TAXES

     (a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

     (b) None of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

     SECTION 4.9 FULL DISCLOSURE

     The information prepared or furnished by or on behalf of the Borrower and the Guarantors in connection with this Agreement or the consummation of the transactions contemplated hereunder, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.

     SECTION 4.10 MARGIN REGULATIONS

     The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

     SECTION 4.11 NO BURDENSOME RESTRICTIONS; NO DEFAULTS

     (a) None of the Borrower or any Subsidiary of the Borrower (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

     (b) Except for defaults that may arise in connection with the Contractual Obligations for the TMT Indebtedness, none of the Borrower or any Subsidiary of the Borrower is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

     (c) No Default or Event of Default has occurred and is continuing.

     (d) To the best knowledge of the Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

     SECTION 4.12 INVESTMENT COMPANY ACT

     None of the Borrower or any Subsidiary of the Borrower is (a) an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended or (b) a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

     SECTION 4.13 USE OF PROCEEDS

     The proceeds of the Loan are being used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely (a) to refinance all Indebtedness and other obligations outstanding under the Existing Credit Agreement, and (b) to prepay a portion of the outstanding principal amount of the First Lien Facility.

     SECTION 4.14 INSURANCE

     All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

     SECTION 4.15 LABOR MATTERS

     (a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

     (b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower's knowledge, threatened, against or involving the Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

     (c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of the Borrower or its Subsidiaries.

     (d) Schedule 4.15 (Labor Matters) sets forth, as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Borrower and any of its Subsidiaries.

     SECTION 4.16 ERISA

     (a) Schedule 4.16 (List of Plans) separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which the Borrower or any of the Borrower's Subsidiaries has any obligation or liability, contingent or otherwise.

     (b) Each employee benefit plan of the Borrower or any of the Borrower's Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of
Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

     (c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

     (d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

     (e) Except to the extent set forth on Schedule 4.16 (List of Plans), none of the Borrower, any of the Borrower's Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

     SECTION 4.17 ENVIRONMENTAL MATTERS

     (a) The operations of the Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs after the date hereof whose Dollar Equivalent would exceed $1,000,000.

     (b) Except as disclosed on Schedule 4.17 (Environmental Matters), none of the Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs whose Dollar Equivalent would exceed $1,000,000.

     (c) Except as disclosed on Schedule 4.17 (Environmental Matters), none of the Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the regulations thereunder or any state analog.

     (d) Except as disclosed on Schedule 4.17 (Environmental Matters), there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or of Real Property owned, operated or leased by the Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $1,000,000.

     (e) As of the date hereof, no Environmental Lien has attached to any property of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

     (f) The Borrower and each of its Subsidiaries has provided the Lenders with copies of all environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Borrower or any of its Subsidiaries or any Real Property of any of them that are in the possession, custody or control of the Borrower or any of its Subsidiaries.

     (g) None of the information disclosed on Schedule 4.17 (Environmental Matters) would reasonably likely result in, individually or in the aggregate, or cause a Material Adverse Effect.

     SECTION 4.18 INTELLECTUAL PROPERTY

     The Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without, to the Borrower's knowledge, infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Borrower or any of its Subsidiaries. To the Borrower's knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right (including all "Intellectual Property" as defined in the Pledge and Security Agreement), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or to the Borrower's knowledge, threatened.

     SECTION 4.19 TITLE; REAL PROPERTY

     (a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.). The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Borrower's and its Subsidiaries' right, title and interest in and to all such property.

     (b) Set forth on Schedule 4.19 (Real Property) is a complete and accurate list of all Real Property of each Loan Party and its Subsidiaries and showing, as of the Closing Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.

     (c) Except with respect to the Real Property located at 1925 Nebraska Ave., Toledo, Ohio, 43607 (and set forth on Schedule 4.19), no Loan Party nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any lease, option, right of first refusal or other contractual right to purchase, acquire, sell, assign, dispose of or lease any Real Property of such Loan Party or any of its Subsidiaries.

     (d) No portion of any Real Property of any Loan Party or any of its Subsidiaries has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition. No portion of any Real Property of any Loan Party or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Governmental Authority.

     (e) All Permits required to have been issued or appropriate to enable all Real Property of the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

     (f) None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

     SECTION 4.20 BRAZILIAN SUBSIDIARIES

     (a) The only Brazilian Subsidiaries that currently exist are Tecumseh do Brasil Ltda. ("TdB") and TMT.

     (b) Each Brazilian Subsidiary is a separate legal entity that is operated separately from the other Brazilian Subsidiary. Neither Brazilian Subsidiary holds any equity interest in the other Brazilian Subsidiary nor has the right to obtain any equity interest in the other Brazilian Subsidiary. Neither Brazilian Subsidiary has any capital contribution in the other Brazilian Subsidiary on behalf of itself, the Borrower or any other Affiliate or Subsidiary of Borrower. There is no commingling of assets of the Brazilian Subsidiaries. Neither Brazilian Subsidiary is a joint debtor with the other Brazilian Subsidiary on any debt, and neither Brazilian Subsidiary otherwise has agreed to undertake any obligation or responsibility for any claims by third parties against the other Brazilian Subsidiary, including, but not limited to, claims related to labor or tax matters. Neither Brazilian Subsidiary has in place (i) a guarantee of the debt of the other Brazilian Subsidiary, pledged any of its assets as security for the debts of the other Brazilian Subsidiary or (ii) any commitments or undertakings that could reasonably be expected to give rise to an obligation for any claim against the other Brazilian Subsidiary. The standard forms of debt documents provided by the lenders to each of the Brazilian Subsidiaries and generally used as the basis for the definitive debt documents related to the Indebtedness of each of the Brazilian Subsidiaries do not specifically identify a default by the other Brazilian Subsidiary under any of its Indebetedness as a cross-default, and Borrower is not aware that any such specific cross-default provision is included in any of the actual definitive debt documents related to Indebtedness of either of the Brazilian Subsidiaries. Since January 1, 2003, no member of management of either of the Brazilian Subsidiaries is, or has been, a member of the management of the other Brazilian Subsidiary, with the exception of Gerson Verissimo and Fernando Ribeiro, who both served as the Managers for both Brazilian Subsidiaries for, with respect to Gerson Verissimo, approximately 120 days during 2005-2006 and, with respect to Fernando Ribeiro, approximately 90 days during 2005-2006. There are currently no agreements between the Brazilian Subsidiaries other than the inter-company loans made by TdB to TMT, and payables and receivables arising from transactions in the ordinary course of the respective businesses of TdB and TMT. All material transactions and agreements between the Brazilian Subsidiaries have been entered into on "arm's length" fair market terms.

                                   ARTICLE V

                               FINANCIAL COVENANTS

     The Borrower agrees with the Lenders and the Administrative Agent to each of the following as long as any Obligation or the Loan remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

     SECTION 5.1 MINIMUM FIXED CHARGE COVERAGE RATIO

     The Borrower shall maintain a Fixed Charge Coverage Ratio, determined on the last day of each Fiscal Quarter set forth below for the four Fiscal Quarters ending on such date, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

                     MINIMUM FIXED CHARGE
  FISCAL QUARTER        COVERAGE RATIO
  --------------     --------------------
December 31, 2007          1.00 to 1
  March 31, 2008           1.05 to 1
  June 30, 2008            1.05 to 1
September 30, 2008         1.10 to 1
December 31, 2008          1.10 to 1
  March 31, 2009           1.10 to 1
  June 30, 2009            1.10 to 1
September 30, 2009         1.15 to 1

     SECTION 5.2 MINIMUM CUMULATIVE EBITDA

     Subject to any applicable Disposition Adjustment, the Borrower shall have, from October 1, 2006 to the end of each fiscal quarter set forth below, EBITDA of not less than the following:

                        MINIMUM
                      CUMULATIVE
  FISCAL QUARTER        EBITDA
  --------------     ------------
December 31, 2006    $(16,900,000)
  March 31, 2007     $(10,000,000)
  June 30, 2007      $ 15,000,000
September 30, 2006   $ 50,000,000
December 31, 2007    $ 80,000,000

     In the event Borrower provides written notice to Administrative Agent that all or a substantial portion of one or more of the Subject Units have been sold or otherwise disposed of, which notice shall identify the Subject Units or portion thereof sold, the Minimum Cumulative EBITDA requirements set forth in this section shall be subject to a Disposition Adjustment in accordance with Annex A attached hereto and incorporated herein by reference.

     SECTION 5.3 CAPITAL EXPENDITURES

     The Borrower shall not make or incur, or permit to be made or incurred, Capital Expenditures (it being understood that any Capital Expenditures financed solely through the proceeds obtained from property loss insurance shall not be covered under this Section 5.3), during the four Fiscal Quarters ending on the last day of each Fiscal Quarter set forth below to be, in the aggregate, in excess of the maximum amount set forth opposite such Fiscal Quarter:

                     MAXIMUM CAPITAL
  FISCAL QUARTER      EXPENDITURES
  --------------     ---------------
December 31, 2006      $76,900,000
  March 31, 2007       $68,900,000
  June 30, 2007        $66,700,000
September 30, 2007     $59,700,000
December 31, 2007      $52,700,000
  March 31, 2008       $57,700,000
  June 30, 2008        $62,700,000
September 30, 2008     $67,700,000
December 31, 2008      $72,700,000
  March 31, 2009       $77,700,000

                     MAXIMUM CAPITAL
  FISCAL QUARTER      EXPENDITURES
  --------------     ---------------
  June 30, 2009        $82,700,000
September 30, 2009     $87,700,000

                                   ARTICLE VI

                               REPORTING COVENANTS

     The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or the Loan remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

     SECTION 6.1 FINANCIAL STATEMENTS

     The Borrower shall furnish to the Administrative Agent each of the following:

     (a) Monthly Reports. Within 30 days after the end of each fiscal month in each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures for the corresponding period in the prior year.

     (b) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections or, if applicable, the latest business plan provided pursuant to clause (f) below for the current Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting the Consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

     (c) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by the Borrower's Accountants, together with the report of such accounting firm stating that (i) such

Financial Statements fairly present the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower's Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Borrower's Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default in respect of the financial covenants contained in Article V (Financial Covenants) has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing in respect of such financial covenants, a statement as to the nature thereof.

     (d) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above and, with respect to the fourth Fiscal Quarter of each Fiscal Year, within 45 days after the end of such Fiscal Quarter (in respect of the unaudited results for such Fiscal Quarter), a certificate of a Responsible Officer of the Borrower (each, a "Compliance Certificate") (i) showing in reasonable detail the calculations used in demonstrating compliance with each of the financial covenants contained in
Article V (Financial Covenants) and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.

     (e) Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, (i) a certificate of a Responsible Officer of the Borrower certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (e) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (e) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

     (f) Business Plan. Not later than January 31st of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of the Borrower and its Subsidiaries for such Fiscal Year, (ii) forecasts prepared by management of the Borrower for each Fiscal Quarter for such Fiscal Year and (iii) forecasts prepared by management of the Borrower for such and each of the succeeding Fiscal Years through the Fiscal Year in which the later of (i) the Revolving Credit Termination Date (as defined in the First Lien Credit Agreement) and (ii) the Term Loan Maturity Date is scheduled to occur, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based. The Borrower shall notify the Administrative Agent of any material modifications to such business plan and related forecasts upon the approval thereof by the Board of Directors of the Borrower.

     (g) Management Letters, Etc. Within five Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Borrower's Accountants).

     (h) Intercompany Loan Balances. Together with each delivery of any Financial Statement pursuant to clause (a) above, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such Financial Statement, certified by a Responsible Officer of the Borrower.

     (i) Cash Flow Forecast. The Borrower shall deliver to the Administrative Agent on or prior to the Closing Date, and thereafter as soon as available and in any event not later than Tuesday at 5:00 pm (New York time) of each week until payment in full of all Obligations, a 13-week rolling cash flow forecast detailing cash receipts and cash disbursements on a weekly basis for the next 13 weeks, the information and calculations contained in which shall be reasonably satisfactory to the Administrative Agent and certified by a Responsible Officer of the Borrower that such forecast has been prepared in good faith.

     SECTION 6.2 DEFAULT NOTICES

     As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

     SECTION 6.3 LITIGATION

     Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting the Borrower or any of Subsidiary of the Borrower that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrower or such Subsidiary, expose the Borrower or such Subsidiary to liability in an amount aggregating $250,000 or more or that, if adversely determined, would have a Material Adverse Effect.

     SECTION 6.4 ASSET SALES

     Prior to any Asset Sale whose Net Cash Proceeds (or the Dollar Equivalent thereof) are anticipated to exceed $2,000,000, the Borrower shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries.

     SECTION 6.5 LABOR RELATIONS

     Promptly after becoming aware of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person's plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

     SECTION 6.6 TAX RETURNS

     Upon the request of the Administrative Agent, the Borrower shall provide copies of all federal, state, local and foreign tax returns and reports filed by the Borrower or any Subsidiary of the Borrower in respect of taxes measured by income (excluding sales, use and like taxes).

     SECTION 6.7 INSURANCE

     As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Borrower shall furnish the Administrative Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower or any Subsidiary of the Borrower and the duration of such coverage and
(b) an insurance broker's statement that all premiums then due and payable with respect to such coverage have been paid and confirming, with respect to any insurance maintained by the Borrower or any other Loan Party, that the Collateral Agent has been named as loss payee or additional insured, as applicable.

     SECTION 6.8 ERISA MATTERS

     The Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

     (a) promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

     (b) promptly and in any event within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such ERISA Event or waiver request and the action, if any, the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

     (c) simultaneously with the date that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

     SECTION 6.9 ENVIRONMENTAL MATTERS

     The Borrower shall provide the Administrative Agent promptly and in any event within 10 days after the Borrower or any Subsidiary of the Borrower learning of any of the following, written notice of each of the following:

     (a) that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

     (b) the receipt by any Loan Party of notification that any real or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

     (c) the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

     (d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the

Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

     (e) any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Loan Party or any of its Subsidiaries other than those the consequences of which, in the aggregate, have reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

     (f) any proposed action by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that, in the aggregate, would have cost $1,000,000 or more or that shall subject the Loan Parties to additional Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000; and

     (g) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement; provided, however, that the Borrower shall be required to provide such report no more than once in any six month period.

     SECTION 6.10 CUSTOMER CONTRACTS

     Promptly after any Loan Party becoming aware of the same, the Borrower shall give the Administrative Agent written notice of any cancellation, termination or loss of any material Contractual Obligation or other customer arrangement.

     SECTION 6.11 TAX REPORTING

     Promptly after the Borrower determines that it intends to treat the Loan and the related transactions contemplated hereby as a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4 of the Code, the Borrower shall give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all IRS forms required in connection therewith.

     SECTION 6.12 OTHER INFORMATION

     The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any Subsidiary of the Borrower as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

                                  ARTICLE VII

                              AFFIRMATIVE COVENANTS

     The Borrower agrees with the Lenders and the Administrative Agent to each of the following (except that the following shall have no application to Tecumseh Italy as long as the Borrower is diligently pursuing the dissolution or liquidation of Tecumseh Italy), as long as any Obligation remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

     SECTION 7.1 PRESERVATION OF CORPORATE EXISTENCE, ETC.

     The Borrower shall, and shall cause each Subsidiary of the Borrower to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4 (Sale of Assets) and 8.7 (Restriction on Fundamental Changes).

     SECTION 7.2 COMPLIANCE WITH LAWS, ETC.

     The Borrower shall, and shall cause each Subsidiary of the Borrower to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

     SECTION 7.3 CONDUCT OF BUSINESS

     The Borrower shall, and shall cause each Subsidiary of the Borrower to, (a) conduct its business in the ordinary course and consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

     SECTION 7.4 PAYMENT OF TAXES, ETC.

     The Borrower shall, and shall cause each Subsidiary of the Borrower to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP.

     SECTION 7.5 MAINTENANCE OF INSURANCE

     The Borrower shall (a) maintain for itself, and shall cause to be maintained for each Subsidiary of the Borrower, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, and such other insurance as may be reasonably requested by the Requisite Lenders, and, in any event, all insurance required by any Collateral Documents and (b) cause all such insurance relating to any Loan Party to name the Collateral Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days' written notice thereof to the Administrative Agent.

     SECTION 7.6 ACCESS

     The Borrower shall, and shall cause each Subsidiary of the Borrower to, from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within two Business Days after written notification of the same and during normal business hours (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each Subsidiary of the Borrower, (b) visit the properties of the Borrower and each Subsidiary of the Borrower, (c) discuss the affairs, finances and accounts of the Borrower and each Subsidiary of the Borrower with any of their respective officers or directors and (d) communicate directly with any of its certified public accountants (including the Borrower's Accountants). The Borrower shall authorize its certified public accountants (including the Borrower's Accountants), and shall cause the certified public accountants of any Subsidiary of the Borrower, if any, to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any Subsidiary of the Borrower.

     SECTION 7.7 KEEPING OF BOOKS

     The Borrower shall, and shall cause each Subsidiary of the Borrower to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower and each such Subsidiary.

     SECTION 7.8 MAINTENANCE OF PROPERTIES, ETC.

     The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

     SECTION 7.9 APPLICATION OF PROCEEDS

     The Borrower (and, to the extent distributed to them by the Borrower, each Loan Party) shall use the entire amount of the proceeds of the Loan as provided in Section 4.13 (Use of Proceeds).

     SECTION 7.10 ENVIRONMENTAL

     The Borrower shall, and shall cause each Subsidiary of the Borrower to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of any of the Borrower or any Subsidiary of the Borrower incurring Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000 in the aggregate, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

     SECTION 7.11 ADDITIONAL COLLATERAL AND GUARANTIES

     To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become a Material Domestic Subsidiary or Material Foreign Subsidiary of any Loan Party after the Closing Date), the Borrower agrees promptly to do, or cause each Subsidiary of the Borrower to do, each of the following, unless otherwise agreed by the Administrative Agent:

     (a) deliver to the Administrative Agent such duly-executed supplements and amendments to the Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Material Domestic Subsidiary and Material Foreign Subsidiary that has entered into Guaranty Obligations in respect of the Indebtedness of any Loan Party guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, in no event shall any Excluded Foreign Subsidiary be required to guaranty the payment of the Obligations unless the Borrower and the Administrative Agent otherwise agree;

     (b) deliver to the Administrative Agent such duly-executed joinder and amendments to the Pledge and Security Agreement and the relevant Canadian Collateral Document and, if applicable, other Collateral Documents (including, in the case of any Loan Party that owns Stock of a Material Foreign Subsidiary, Foreign Pledge Agreements), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to (i) effectively grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents and other debt Securities owned by any Loan Party and (ii) effectively grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in all property interests and other assets of any Loan Party; provided, however, in no event shall (x) any Loan Party, individually or collectively, be required to pledge in excess of 66% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (y) any assets of any Excluded Foreign Subsidiary be required to be pledged, unless the Borrower and the Administrative Agent otherwise agree;

     (c) deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and Foreign Pledge Agreements executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party;

     (d) to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent;

     (e) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

     SECTION 7.12 CONTROL ACCOUNTS; APPROVED DEPOSIT ACCOUNTS

     (a) The Borrower shall, and shall cause each of its Subsidiaries that are Loan Parties, to (i) deposit in an Approved Deposit Account all cash they receive, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Borrower and such Subsidiaries may (x) maintain payroll, withholding tax and other fiduciary accounts, (y) maintain accounts with the Collateral Agent and (z) maintain other accounts as long as the aggregate balance in all such accounts does not exceed $500,000.

     (b) The Borrower shall, and shall cause each of its Subsidiaries, to (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an Approved Deposit Account immediately upon receipt all Proceeds of such Accounts and General Intangibles received by the Borrower or any of their Subsidiaries from any other Person.

     (c) In the event (i) the Borrower, any Subsidiary of the Borrower or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of a Deposit Account Bank has materially deteriorated, the Borrower shall, and shall cause each Subsidiary of the Borrower to, notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

     (d) In the event (i) the Borrower, any Subsidiary of the Borrower or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason,
(ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of an Approved Securities Intermediary has materially deteriorated, the Borrower shall, and shall cause each Subsidiary of the Borrower to, notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

     (e) The requirements of this Section 7.12 shall not apply to any Excluded Foreign Subsidiary.

     SECTION 7.13 REAL PROPERTY

     (a) The Borrower shall, and shall cause each of its Subsidiaries (other than Excluded Foreign Subsidiaries) to, (i) comply in all material respects with all of their respective obligations under all of their respective Leases now or hereafter held respectively by them, including the Leases set forth on Schedule
4.19 (Real Property), (ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any term, covenant or condition of any such Lease, (iii) not assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect, (iv) provide the Administrative Agent with a copy of each notice of default under any Lease received by the Borrower or any Subsidiary of the Borrower (other than Excluded Foreign Subsidiaries) immediately upon receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by the Borrower or any Subsidiary of the Borrower (other than Excluded Foreign Subsidiaries) under any Lease simultaneously with its delivery of such notice under such Lease and (v) notify the Administrative Agent at least 14 days prior to the date the Borrower or any Subsidiary (other than Excluded Foreign Subsidiaries) takes possession of, or becomes liable under, any new leased premises or Lease, whichever is earlier.

     (b) At least 15 Business Days prior to (i) entering into any Lease (other than a renewal of an existing Lease) for the principal place of business and chief executive office of the Borrower or any Guarantor or any other Lease (including any renewal) in which the Dollar Equivalent of the annual rental payments are anticipated to equal or exceed $1,000,000 or (ii) acquiring any material owned Real Property, the Borrower shall, and shall cause such Guarantor to, provide the Administrative Agent written notice thereof and, upon written request of the Administrative Agent, the Borrower shall, and shall cause such Guarantor to provide Phase I environmental reports on such Real Property or, as the case may be, the Real Property subject to such Lease showing no condition that could give rise to material Environmental Liabilities and Costs.

     (c) To the extent not previously delivered to the Administrative Agent, upon written request of the Administrative Agent, the Borrower shall, and shall cause each Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, promptly and in any event not later than 45 days after receipt of such notice (or, if such notice is given by the Administrative Agent prior to the acquisition of such Real Property or Lease, immediately upon such acquisition), a Mortgage on any Real Property or Lease of the Borrower or such Guarantor, together with (i) if requested by the Administrative Agent and such Real Property is located in the United States or Canada or is a Lease of Real Property located in the United States or Canada, all Mortgage Supporting Documents relating thereto or (ii) otherwise, documents similar to Mortgage Supporting Documents deemed by the Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a first-priority mortgage on such Real Property or Lease.

     SECTION 7.14 ADVISORY BOARD; MANAGEMENT

     (a) No later than thirty days following the Closing Date, Borrower shall create an advisory board (which shall not be a committee of the Board of Directors of the Borrower) (the "Advisory Board") reasonably satisfactory to Lender, which shall include at least one member appointed by the Administrative Agent and two members appointed by the Board of Directors of the Company, which members shall be reasonably acceptable to the Administrative Agent. The Advisory Board shall assist the Board of Directors of the Borrower in identifying, engaging, and working with, a nationally recognized executive recruiting firm and shall recommend to the Board of Directions qualified candidates for various senior management positions, including, without limitation, senior managers in sales and marketing and a chief executive officer for the Borrower.

     (b) Concurrently with the Advisory Board's recommendation and the Borrower's Board of Directors' engagement of a new Chief Executive Officer for the Borrower, Todd W. Herrick shall assume the role of Chairman of the Board for the Borrower's Board of Directors.

     SECTION 7.15 EQUITY ISSUANCE

     The Borrower and each of its Subsidiaries shall provide written notice to the Administrative Agent no later than thirty days prior to the sale or issuance of any Stock of the Borrower or any Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower to any Person, which notice shall include the terms of such proposed sale or issuance including, in connection with any such sale of Stock of Borrower or any Subsidiary of Borrower, the proposed purchaser of such Stock, the price for which such Stock shall be sold, and the class of Stock being sold.

     SECTION 7.16 INTENTIONALLY OMITTED

     SECTION 7.17 POST CLOSING ITEMS

     (a) If, using commercially reasonable efforts, it is not practicable for Borrower to satisfy the requirements of Section 3.1(a)(iii) or (xii) on or prior to the Closing Date, such failure to satisfy such conditions precedent shall not prevent the closing on the Loan on the Closing Date; provided, however, that Borrower or any applicable Loan Party shall, on or prior to the Closing Date, commence satisfaction of all such conditions precedent and shall thereafter diligently pursue the same completion and; provided, further, that Borrower or any applicable Loan Party shall satisfy all conditions precedent within 30 days of the Closing Date.

     (b) The Borrower shall, and shall cause its Subsidiaries, to use commercially reasonable efforts to deliver all Landlord Waivers and Bailee's Letters set forth on Schedule 7.14(c) (Landlord Waivers and Bailee's Letters) to the Collateral Agent.

     (c) Within 30 days after the Closing Date or such later date as may be agreed by the Administrative Agent, the Collateral Agent shall have received an environmental site assessment report for each piece of Real Property subject to a Mortgage and any Real Property that is part of the Borrowing Base, prepared by a consultant acceptable to the Administrative Agent and in a form and scope satisfactory to the Administrative Agent.

     (d) Within 30 days of the Closing Date, Borrower shall (i) document, or cause to be documented, to the reasonable satisfaction of Administrative Agent, each Intercompany Loan, which documentation shall include, without limitation, a promissory note in a principal amount not less than the outstanding principal amount of such Intercompany Loan, (ii) deliver to the Collateral Agent copies of all such documentation, and (iii) shall pledge and grant to Collateral Agent for the benefit of the Lenders a security interest in such promissory notes.

     (e) Within 30 days of the Closing Date, Borrower shall deliver to Lender a favorable opinion of (A) counsel to the Loan Parties in, Ontario, Canada, addressed to the Administrative Agent, the Collateral Agent and the Lender and addressing such other matters as Lender may reasonably request and (B) (i) New York counsel to the Borrower as to the enforceability of this Agreement and the other Loan Documents and (ii) counsel to the Borrower in Brazil, Canada, France, India and the United States (in respect of opinions addressing the Aircraft Collateral Documents), in each case addressed to the Administrative Agent, the Collateral Agent and the Lender and addressing such other matters as Lender may reasonably request.

     SECTION 7.18 TRANSFER OR TERMINATION OF TITLE IV PLANS

     (a) Borrower shall provide Collateral Agent and Administrative Agent with not less than 30 days' notice prior to the transfer to any Person or the termination of any Title IV Plan sponsored or maintained by Borrower or its Subsidiaries.

     (b) If Borrower receives any cash recoupment (net of any resulting income, excise, or punitive taxes or other penalties) from the termination or transfer (other than as part of an Asset Sale) of a Title IV Plan sponsored or maintained by Borrower or its Subsidiaries, then subject to observance of any requirements of the plan document or ERISA, the full amount of such cash recoupment (net of taxes, penalties and other direct costs and expenses) shall be paid by Borrower to the Collateral Agent for the benefit of the First Lien Lenders and the Lender, and shall be distributed by the Collateral Agent to the First Lien Lenders and the Lender in accordance with the terms of the Intercreditor Agreement, the First Lien Credit Agreement and this Agreement and applied to the payment of the First Lien Secured Obligations and the Loan in accordance with the terms of the First Lien Credit Agreement.

     (c) If a Title IV Plan sponsored or maintained by Borrower or a Subsidiary is transferred to a Subsidiary the Stock of which has not been previously pledged to the Collateral Agent for the benefit of the First Lien Lenders and the Lender, other than in connection with the consummation of an Asset Sale, then the Borrower or the transferring Subsidiary, as applicable, shall, concurrent with such transfer, pledge and deliver the Stock of the transferee Subsidiary to the Collateral Agent for the benefit of the First Lien Lenders and the Lender.

     SECTION 7.19 REPORTING ON BRAZILIAN SUBSIDIARIES RESTRUCTURING

     (a) The Borrower shall promptly, but in any event within 5 days, inform the Lenders (which may be affected by a conference call) of any and all material developments with respect to the progress of the restructuring of the documents evidencing the TMT Indebtedness and otherwise on the business and financial conditions of the Brazilian Subsidiaries.

     (b) Until the Secured Obligations are paid in full, each of the Borrower's Brazilian Subsidiaries shall maintain their respective: (a) product distribution capabilities; (b) quality of product; and (c) ability to meet the purchase requirements of the Borrower or its affiliates, as the case may be, at not less than the same levels as in existence as of the date hereof as each may be adjusted to take into account the re-sourcing of such products by the Borrower or its affiliates. The Borrower shall promptly notify the Administrative Agent of the failure of any Brazilian Subsidiary to satisfy one or more of these requirements and shall have 14 calendar days from the date of such notice to cure any such non-compliance. Failure to cure within the 14 day period shall result in an Event of Default.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

     The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

     SECTION 8.1 INDEBTEDNESS

     Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

     (a) the Secured Obligations and the First Lien Secured Obligations (other than in respect of Hedging Contracts);

     (b) Indebtedness existing on the date of this Agreement and disclosed on
Schedule 8.1 (Existing Indebtedness), together with any Permitted Refinancing of any Indebtedness permitted by this clause (b);

     (c) Guaranty Obligations incurred by the Borrower or any Guarantor in respect of Indebtedness of the Borrower or any Guarantor that is otherwise permitted by this Section 8.1;

     (d) Capital Lease Obligations and purchase money Indebtedness incurred by the Borrower or a Subsidiary of the Borrower to finance the acquisition of fixed assets, together with any Permitted Refinancing of any Indebtedness permitted by this clause (d); provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.3 (Capital Expenditures) and that the Dollar Equivalent of the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $7,500,000 at any time;

     (e) a Sale and Leaseback Transaction permitted pursuant to Section 8.15(b) (Operating Leases; Sale/Leasebacks), to the extent such transaction would constitute Indebtedness;

     (f) Indebtedness arising from intercompany loans (i) from the Borrower to any Guarantor, (ii) from any Guarantor to the Borrower or any other Guarantor,
(iii) from any Non-Guarantor Subsidiary to the Borrower or any Guarantor, (iv) from a Brazilian Subsidiary to any other Brazilian Subsidiary; provided, however, the aggregate outstanding principal amount of all such Indebtedness permitted under this clause (iv) and under Section 8.1(k)(iii)(y)(B) shall not exceed $10,000,000 or (v) from the Borrower or any Guarantor to any Non-Guarantor Subsidiary; provided, however, that, in the case of this clause (v), the Investment in such intercompany loan to such Non-Guarantor Subsidiary is permitted under Section 8.3(e)(iv) (Investments);

     (g) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

     (h) Obligations under Hedging Contracts permitted under Section 8.16 (No Speculative Transactions);

     (i) Indebtedness (not otherwise permitted under this Section 8.1) incurred by any Excluded Foreign Subsidiary (that is not a Material Foreign Subsidiary) and Guaranty Obligations incurred by any Excluded Foreign Subsidiary in respect of such Indebtedness; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such Indebtedness shall not exceed $15,000,000 at any time;

     (j) Indebtedness (not otherwise permitted under this Section 8.1) incurred by any Brazilian Subsidiary in respect of any Indebtedness owed to any Governmental Authority in Brazil; provided, however, (i) that the Dollar Equivalent of the aggregate outstanding principal amount of all such Indebtedness shall not exceed $25,000,000 at any time and (ii) the proceeds of such Indebtedness shall be held in cash deposit or money market accounts in the name of such Brazilian Subsidiary;

     (k) Indebtedness (not otherwise permitted under this Section 8.1) incurred
(i) in connection with the Brazilian Receivables Transactions; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount (or equivalent repurchase obligation) of all such Indebtedness incurred pursuant to this clause (i) shall not exceed $150,000,000 at any time and (ii) by any Material Foreign Subsidiary (other than in connection with the Brazilian Receivables Transactions mentioned in clause (i) above); provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all Indebtedness permitted under this clause (ii) shall not exceed $25,000,000 at any time and (iii) incurred by Tecumseh do Brasil Ltda solely for the purpose of
(x) paying a dividend to the Borrower or (y) making a loan to TMT; provided, that, the Dollar Equivalent of the aggregate outstanding principal amount of all Indebtedness permitted under this clause (iii) shall not exceed (A) $15,000,000, in the case of clause (x) above and (B) $10,000,000, in the case of clause (y) above; provided, further, the outstanding principal amount of all Indebtedness permitted under this clause (iii) shall not exceed $25,000,000 at any time; or

     (l) unsecured Indebtedness not otherwise permitted under this Section 8.1; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such unsecured Indebtedness shall not exceed $7,500,000 at any time.

     SECTION 8.2 LIENS, ETC.

     Neither the Borrower nor any of its Subsidiaries shall create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

     (a) Liens created pursuant to the Loan Documents and the First Lien Loan Documents;

     (b) Liens existing on the date of this Agreement and disclosed on Schedule
8.2 (Existing Liens);

     (c) Customary Permitted Liens on the assets of the Borrower and the Borrower's Subsidiaries;

     (d) purchase money Liens granted by the Borrower or any of its Subsidiaries (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Borrower's or such Subsidiary's acquisition thereof) securing Indebtedness permitted under Section 8.1(d) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

     (e) any Lien securing any Permitted Refinancing of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the assets subject to such Lien and to the extent such Permitted Refinancing is permitted by Section 8.1(e) (Indebtedness);

     (f) Liens in favor of lessors securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, in each case to the extent such operating leases or sale and leaseback transactions are permitted hereunder;

     (g) Liens securing any Indebtedness of Excluded Foreign Subsidiaries permitted under Section 8.1(b), (i), (j) or (k); and

     (h) Liens not otherwise permitted by the foregoing clauses of this Section
8.2 securing obligations or other liabilities of any Loan Party; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such obligations and liabilities shall not exceed $1,000,000 at any time.

     SECTION 8.3 INVESTMENTS

     Neither the Borrower nor any of its Subsidiaries shall make or maintain, directly or indirectly, any Investment except for the following:

     (a) Investments existing on the date of this Agreement and disclosed on
Schedule 8.3 (Existing Investments);

     (b) Investments in cash and Cash Equivalents; provided, however, that such Investments shall be made in compliance with Section 7.12(a) (Control Accounts; Approved Deposit Accounts);

     (c) Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries;

     (d) Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business;

     (e) Investments by (i) the Borrower in any Guarantor or any Guarantor in the Borrower or any other Guarantor, (ii) any Non-Guarantor Subsidiary of the Borrower in the Borrower or any other Subsidiary of the Borrower, (iii) the Borrower in loans made to the Thai Subsidiary in the aggregate principal amount of $10,000,000; provided, however, that such loans are evidenced by an intercompany note on terms acceptable to the Administrative Agent to be pledged in favor of the Collateral Agent pursuant to the Pledge and Security Agreement (the "Thai Intercompany Note"), (iv) the Borrower or any Guarantor in a Non-Guarantor Subsidiary or a Permitted Joint Venture; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all Investments permitted pursuant to this clause (iv) shall not exceed $5,000,000 in any Fiscal Year and $15,000,000 in the aggregate at any time (other than Investments permitted under Section 8.1(f) and 8.1(k));

     (f) Loans or advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the Dollar Equivalent of the aggregate principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $500,000 at any time;

     (g) Guaranty Obligations permitted by Section 8.1 (Indebtedness);

     (h) Investments by Excluded Foreign Subsidiaries not otherwise permitted hereby; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such Investments shall not exceed $5,000,000 in any Fiscal Year and $15,000,000 in the aggregate at any time; and

     (i) Investments not otherwise permitted hereby; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such Investments shall not exceed $2,000,000 at any time.

     SECTION 8.4 SALE OF ASSETS

     Neither the Borrower nor any of its Subsidiaries (other than Excluded Foreign Subsidiaries) shall sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, except in the case of the Borrower, issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an "Asset Sale"), except for the following:

     (a) the sale or disposition of Cash Equivalents or Inventory, in each case in the ordinary course of business;

     (b) the sale or disposition of Equipment that has become obsolete or is replaced in the ordinary course of business;

     (c) (i) a true lease or sublease of Real Property not constituting Indebtedness and not constituting a Sale and Leaseback Transaction and (ii) a sale of assets pursuant to a Sale and Leaseback Transaction, in each case as permitted under Section 8.15 (Operating Leases; Sale/Leasebacks);

     (d) assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business;

     (e) any Asset Sale to the Borrower or any Guarantor;

     (f) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value, payable in cash upon such sale; provided, however, that with respect to any such Asset Sale pursuant to this clause (f), (i) the Dollar Equivalent of the aggregate consideration received during any Fiscal Year for all such Asset Sales shall not exceed $5,000,000 and (ii) an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.6 (Mandatory Prepayments);

     (g) the sale of certain Investment Property set forth on Schedule 8.4(a) in an aggregate Net Cash Proceeds of which shall not exceed $500,000, so long as such sale is consummated on or prior to January 1, 2007.

     (h) so long as no Default or Event of Default is continuing or would result from any sale hereunder, and so long as an Asset Sale is made for Fair Market Value, payable in cash, the sale of certain Real Property set forth on Schedule 8.4(b);

     (i) so long as no Default or Event of Default is continuing or would result from any sale hereunder, an Asset Sale for Fair Market Value (i) payable in cash or (ii) payable in a combination of cash and other consideration; provided, however, (A) at least 85% of all the consideration received from such Asset Sale shall be in cash (except for Asset Sales of certain Subject Units set forth under clause III on Annex A hereto for which the greater of (x) 25% of the total purchase price and (y) an amount equal to that portion of the Available Credit created solely by the inclusion of the assets comprising the Subject Units set forth under clause III on Annex A hereof included calculating the borrowing base under the First Lien Credit Agreement immediately prior to the consummation of such Asset Sale, shall be in cash and the balance of the purchase price shall be permitted to be in the form of the assumption of TMT Indebtedness by the purchaser of such assets) and (B) the Net Cash Proceeds received from such Asset Sale is in an amount sufficient to satisfy the Secured Obligations, in respect of the Stock or assets of all or any part of any entity or combination of parts or entities comprising the Subject Units; provided, further, that such Net Cash Proceeds from such sale are applied to the Obligations as set forth in, and to the extent required by, Section 2.6(a).

     SECTION 8.5 RESTRICTED PAYMENTS

     Neither the Borrower nor any of its Subsidiaries shall declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

     (a) Restricted Payments by any Subsidiary of the Borrower made directly or indirectly to the Borrower or any Guarantor;

     (b) dividends and distributions declared and paid on the common Stock of the Borrower and payable only in common Stock of the Borrower; and

     (c) as long as no Default or Event of Default is continuing or would result therefrom, dividends and distributions declared and paid in cash on the common Stock of the Borrower at any time after December 31, 2006; provided, however, that, after giving effect to such Restricted Payment and any payment made pursuant to Section 8.6(b)(vi) (Prepayment and Cancellation of Indebtedness),
(x) the First Lien Available Credit is greater than $100,000,000, (y) the Borrower shall be in compliance with Section 5.1 (Minimum Fixed Charge Coverage Ratio) on a Pro Forma Basis for the most recent Fiscal Quarter with respect to which a Compliance Certificate has been delivered pursuant to Section 6.1(d) (Compliance Certificate) and (z) the ratio of (A) the sum of the Secured Obligations and the Second Lien Secured Obligations to (B) EBITDA for the four Fiscal Quarters most recently ended prior to such payment shall not be greater than 3:1.

     SECTION 8.6 PREPAYMENT AND CANCELLATION OF INDEBTEDNESS

     (a) Neither the Borrower nor any of its Subsidiaries (other than Excluded Foreign Subsidiaries) shall cancel any claim or Indebtedness owed to any of them except (i) in the ordinary course of business consistent with past practice and
(ii) in respect of intercompany Indebtedness among the Borrower and the Guarantors.

     (b) Neither the Borrower nor any of its Subsidiaries shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; provided, however, the Borrower and each Subsidiary of the Borrower may

(i) prepay the Obligations in accordance with the terms of this Agreement and repay the First Lien Secured Obligations in accordance with the terms of First Lien Credit Agreement, (ii) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness, (iii) prepay Indebtedness under the Existing Credit Agreement and the First Lien Facility with the proceeds of the Loan in accordance with the terms and conditions of this Agreement, (iv) prepay any Indebtedness payable to the Borrower by any of its Subsidiaries, (v) renew, extend, refinance and refund Indebtedness, as long as such renewal, extension, refinancing or refunding is permitted under Section 8.1(e) (Indebtedness), (vi) prepay Indebtedness of Excluded Foreign Subsidiaries provided that such prepayment is made by an Excluded Foreign Subsidiary and (vii) as long as no Default or Event of Default is continuing or would result therefrom, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, subject to Section 2.5 (Prepayments); provided, however, that, after giving effect to such payment and any Restricted Payment made pursuant to Section 8.5(c) (Restricted Payments), the First Lien Available Credit is greater than $75,000,000; provided, further, no prepayment of the Obligations with proceeds of any Equity Issuance or Debt Issuance shall be permitted if the First Lien Available Credit is less than $75,000,000.

     SECTION 8.7 RESTRICTION ON FUNDAMENTAL CHANGES

     Neither the Borrower nor any of its Subsidiaries shall, (a) (i) merge with any Person (other than with any other Loan Party), (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (b) enter into any joint venture or partnership with any Person unless the Investment is in a Permitted Joint Venture permitted under Section 8.3(e) and Section 8.3(h) (Investments) or
(c) acquire or create any Subsidiary unless, after giving effect to such creation or acquisition, such Subsidiary is a Wholly-Owned Subsidiary of the Borrower or such Subsidiary, the Borrower or such Subsidiary is in compliance with Section 7.11 (Additional Collateral and Guaranties) and the Investment in such Subsidiary is permitted under Section 8.3(e) and Section 8.3(h) (Investments); provided, however, clauses (b) and (c) above shall not apply to Excluded Foreign Subsidiaries. Notwithstanding the foregoing, nothing contained herein shall restrict, prohibit or otherwise affect the ability of the Borrower to effect and pursue the Borrower's ongoing efforts in connection with the institution and pendancy of the liquidation of Tecumseh Italy as long as the Borrower is diligently pursuing the dissolution or liquidation of Tecumseh Italy.

     SECTION 8.8 CHANGE IN NATURE OF BUSINESS

     Neither the Borrower nor any of its Subsidiaries shall make any material change in the nature or conduct of its business as carried on at the date hereof.

     SECTION 8.9 TRANSACTIONS WITH AFFILIATES

     Neither the Borrower nor any of its Subsidiaries shall, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Borrower that is not a Subsidiary of the Borrower, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower that is not a Subsidiary of the Borrower, (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower that is not a Subsidiary of the Borrower, (d) repay any Indebtedness to any Affiliate of the Borrower that is not a Subsidiary of the Borrower or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower that is not a Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for, in the case of this clause (e), (i) transactions in the ordinary course of business on a basis no less favorable to the Borrower or, as the case may be, such Subsidiary thereof as would be obtained in a comparable arm's length transaction with a Person not an Affiliate thereof, (ii) salaries and other director or employee compensation to officers or directors of the Borrower or any of its Subsidiaries, and (iii) that certain Master Global Manufacture and Supply Agreement between Tecumseh Power Company and TMT, in connection with the restructuring of the TMT Indebtedness, with terms and conditions that are as favorable to Borrower as those that could be obtained in a comparable arm's length transaction with a Person not an Affiliate of Borrower.

     SECTION 8.10 LIMITATIONS ON RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS; NO NEW NEGATIVE PLEDGE

     Except pursuant to the Loan Documents, the First Lien Loan Documents and any agreements governing Indebtedness permitted by Section 8.1(b),(d),(e), and (in respect of Liens securing Indebtedness permitted under Section 8.1(i) and Section 8.1(k)) (Indebtedness) (in the case of agreements permitted by such clauses, any prohibition or limitation shall only be effective against the assets financed thereby), neither the Borrower nor any of its Subsidiaries shall
(a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

     SECTION 8.11 MODIFICATION OF CONSTITUENT DOCUMENTS

     Neither the Borrower nor any of its Subsidiaries shall change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect the rights and privileges of the Borrower or any Subsidiary of the Borrower and do not materially affect the interests of the Secured Parties under the Loan Documents or in the Collateral.

     SECTION 8.12 MODIFICATION OF DEBT AGREEMENTS

     Except as to any Excluded Foreign Subsidiary, neither the Borrower nor any of its Subsidiaries shall change or amend the terms of any agreement or instrument governing or evidencing any Indebtedness (other than the First Lien Secured Obligations), the outstanding principal amount of which exceeds $1,000,000 (or any indenture or agreement or other material document entered into in connection therewith), if the effect of such amendment is to (a) increase the interest rate on such Indebtedness, (b) change the dates upon which payments of principal or interest are due on such Indebtedness other than to extend such dates, (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Indebtedness, (d) change the subordination provisions of such Indebtedness, (e) change the redemption or prepayment provisions of such Indebtedness other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Indebtedness in a manner adverse to the Secured Parties.

     SECTION 8.13 ACCOUNTING CHANGES; FISCAL YEAR

     Neither the Borrower nor any of its Subsidiaries shall change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) fiscal year.

     SECTION 8.14 MARGIN REGULATIONS

     Neither the Borrower nor any of its Subsidiaries shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

     SECTION 8.15 OPERATING LEASES; SALE/LEASEBACKS

     (a) Except as disclosed on Schedule 8.1, neither the Borrower nor any of its Subsidiaries (other than Excluded Foreign Subsidiaries) shall become or remain liable as lessee or guarantor or other surety with respect to any operating lease, unless the Dollar Equivalent of the aggregate amount of all rents paid or accrued under all such operating leases shall not exceed $5,000,000 in any Fiscal Year.

     (b) Except as disclosed on Schedule 8.1, neither the Borrower nor any of its Subsidiaries (other than Excluded Foreign Subsidiaries) shall enter into any Sale and Leaseback Transaction if, after giving effect to such sale and leaseback transaction, the

Dollar Equivalent of the aggregate Fair Market Value of all properties covered by sale and leaseback transactions would exceed $5,000,000.

     SECTION 8.16 NO SPECULATIVE TRANSACTIONS

     Neither the Borrower nor any of its Subsidiaries shall engage in any speculative transaction or in any transaction involving Hedging Contracts except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

     SECTION 8.17 COMPLIANCE WITH ERISA

     Neither the Borrower nor any of its Subsidiaries shall cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.

     SECTION 8.18 ENVIRONMENTAL

     Neither the Borrower nor any of its Subsidiaries shall allow a Release of any Contaminant in violation of any Environmental Law; provided, however, that the Borrower or such Subsidiary shall not be deemed in violation of this Section
8.18 if all Environmental Liabilities and Costs incurred or reasonably expected to be incurred by the Loan Parties as the consequence of all such Releases shall not exceed $1,000,000 in the aggregate.

                                   ARTICLE IX

                                EVENTS OF DEFAULT

     SECTION 9.1 EVENTS OF DEFAULT

     Each of the following events shall be an Event of Default:

     (a) the Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or

     (b) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

     (c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

     (d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenants), Section 6.1 (Financial Statements), 6.2 (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.), 7.6 (Access), 7.9 (Application of Proceeds), 7.11 (Additional Collateral and Guaranties), 7.13 (Real Property), 7.14 (Advisory Board), 7.15 (Equity Issuance), 7.16 (TMT Indebtedness), 7.17(a) or (d), 7.18 (Transfer or Termination of Title IV Plans) or Article VIII (Negative Covenants) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

     (e) Other than in respect of the First Lien Secured Obligations, (i) the Borrower, any other Loan Party or any Material Foreign Subsidiary shall fail to make any payment on any Indebtedness of the Borrower or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $1,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

     (f) (i) the Borrower, any other Loan Party or any Material Foreign Subsidiary shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower, any other Loan Party or any Material Foreign Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower, any other Loan Party or any Material Foreign Subsidiary (but not instituted by the Borrower, any other Loan Party or any Material Foreign Subsidiary), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) the Borrower, any other Loan Party or any Material Foreign Subsidiary shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

     (g) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount whose Dollar Equivalent exceeds

$1,000,000, to the extent not covered by insurance, shall be rendered against one or more of the Borrower, any other Loan Parties or any Material Foreign Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (h) an ERISA Event shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $1,000,000 in the aggregate; or

     (i) any provision of this Agreement, the Note, any Collateral Document or any other material Loan Document, after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

     (j) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and second priority Lien (subordinated only to the Lien in favor of the First Lien Secured Parties under the First Lien Credit Agreement), or any Loan Party shall so state in writing, in each case to the extent that such failure or cessation relates to any Collateral with an aggregate value in excess of $250,000; or

     (k) there shall occur any Change of Control;

     (l) one or more of the Borrower, any other Loan Party or any Material Foreign Subsidiary shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower, any other Loan Party or any Material Foreign Subsidiary based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrower, any other Loan Party or any Material Foreign Subsidiary of the Borrower is likely to incur Environmental Liabilities and Costs whose Dollar Equivalent exceeds $1,000,000 in the aggregate that were not reflected in the Projections or the Financial Statements delivered pursuant to
Section 4.4 (Financial Statements) prior to the date hereof; or

     (m) there shall have occurred an "Event of Default" under, and as defined in, the First Lien Credit Agreement and such Event of Default shall not have been cured or waived for a period of 45 consecutive days in accordance with the terms of the First Lien Credit Agreement.

     Notwithstanding anything in this Section 9.1 (Events of Defaults) to the contrary, until the earlier of (i) the date that any TMT Enforcement Remedy has occurred; and (ii)

180 days from the earlier of (x) December 15, 2006 and (y) the date that TMT has failed to make a payment that is due and payable under any document evidencing the TMT Indebtedness (as in effect on the date hereof), (A) TMT's failure to make any payment on any TMT Indebtedness when the same becomes due and payable shall not be an Event of Default under Section 9.1(e) and (B) solely with respect to TMT, any restructuring of the TMT Indebtedness or any arbitration instituted in connection with the TMT Indebtedness shall not be an Event of Default under Section 9.1(f); provided, however, that 90 days following the earlier of (x) December 15, 2006 and (y) the date that TMT has failed to make a payment that is due and payable under any TMT Indebtedness (as in effect on the date hereof), and thereafter, and upon at least 10 calendar days written notice to the Borrower, either (x) Requisite Lenders under this Agreement or (y) Revolving Credit Lenders (as defined in the First Lien Credit Agreement) having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments (as defined in the First Lien Credit Agreement) or, after the Revolving Credit Termination Date (as defined in the First Lien Credit Agreement), more than fifty percent (50%) of the aggregate Revolving Credit Outstandings (as defined in the First Lien Credit Agreement), may, in their sole discretion, elect to declare either or both of the events identified in clause
(A) and (B) above an Event of Default.

     SECTION 9.2 REMEDIES

     (a) During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loan, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loan, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default) (other than with respect to TMT) the Loan, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, with or without the request of the Requisite Lenders, each of the Administrative Agent and the Collateral Agent may exercise any remedies provided for by the Collateral Documents and the Intercreditor Agreement in accordance with the terms thereof or any other remedies provided by applicable law.

     SECTION 9.3 RESCISSION

     If at any time after acceleration of the maturity of the Loan, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loan that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loan due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the acceleration and consequences thereof may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                                    ARTICLE X

                            THE ADMINISTRATIVE AGENT

     SECTION 10.1 AUTHORIZATION AND ACTION

     (a) Each Lender hereby appoints Tricap Partners LLC ("Tricap") as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders and the other Secured Parties under such Collateral Documents.

     (b) Each Lender hereby acknowledges the appointment of Citicorp as the Collateral Agent pursuant to the Intercreditor Agreement and hereby authorizes the Administrative Agent to execute the Intercreditor Agreement and the Collateral Agent to take such action as agent on its behalf and to exercise such powers as set forth in the Intercreditor Agreement and in the Collateral Documents.

     (c) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement, the Intercreditor Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

     (d) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders except to the limited extent provided in Section 2.4(c) (Evidence of Debt), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of an Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

     (e) The Arrangers shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity

     (f) The Administrative Agent agrees to promptly furnish to the Lenders financial statements and field examination reports obtained by the Administrative Agent pursuant to Section 6 of this Agreement.

     SECTION 10.2 ADMINISTRATIVE AGENT'S RELIANCE, ETC.

     None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Term Loan Note as its holder until such Term Loan Note has been assigned in accordance with Section 11.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 2.4 (Evidence of Debt), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 10.3 POSTING OF APPROVED ELECTRONIC COMMUNICATIONS

     (a) Each of the Lenders and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks(TM) or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the "Approved Electronic Platform").

     (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees, and the Borrower shall cause each Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Borrower hereby approves, and the Borrower shall cause each Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrower shall cause each Guarantor to understand and assume, the risks of such distribution.

     (c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED "AS IS" AND "AS AVAILABLE". NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE "AGENT AFFILIATES") WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

     (d) Each of the Lenders and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent's generally-applicable document retention procedures and policies.

     SECTION 10.4 THE ADMINISTRATIVE AGENT INDIVIDUALLY

     With respect to its Ratable Portion, Tricap shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders", "Lenders", "Requisite Lenders" and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender, a Lender or as one of the Requisite Lenders. Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if Administrative Agent were not acting as the Administrative Agent.

     SECTION 10.5 LENDER CREDIT DECISION

     Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender, conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.

     SECTION 10.6 INDEMNIFICATION

     Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender's aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's or such Affiliate's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

     SECTION 10.7 SUCCESSOR ADMINISTRATIVE AGENT

     (a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and shall, immediately upon giving such notice, be discharged from its duties and obligations under this Agreement and the other Loan Documents; provided, however, that if the Person acting as Administrative Agent is not also acting as First Lien Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents solely upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent as provided below. Upon any such resignation by the Administrative Agent, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent selected from among the Lenders. Such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. The retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. At any time after the discharge of a retiring Administrative Agent from its duties and obligations under this Agreement and prior to any Person accepting its appointment as a successor Administrative Agent, the Requisite Lenders shall assume and perform all of the duties of such retiring Administrative Agent hereunder until such time, if any, as a successor Administrative Agent shall become the Administrative Agent hereunder. After its resignation as Administrative Agent hereunder, the retiring Administrative Agent shall continue to have the benefit of this

Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

     (b) The Collateral Agent may resign, and a successor Collateral Agent may be appointed, under the terms and conditions and as set forth in the Intercreditor Agreement.

     SECTION 10.8 CONCERNING THE COLLATERAL AND THE COLLATERAL DOCUMENTS

     (a) Each Lender agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (iii) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent, the Lenders for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

     Each of the Administrative Agent, the Lenders hereby authorizes and directs
(i) the Collateral Agent (without any further notice or consent) to promptly release or subordinate any Lien as set forth in Section 8 of the Intercreditor Agreement and (ii) the Administrative Agent (without any further notice or consent) to release any Guarantor if such Guarantor is dissolved, merged, consolidated, sold or otherwise transferred (except with or into another Loan Party) in accordance with the terms hereof.

                                   ARTICLE XI

                                  MISCELLANEOUS

     SECTION 11.1 AMENDMENTS, WAIVERS, ETC.

     (a) Except as provided in the Intercreditor Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (y) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

               (i) subject such Lender to any additional obligation;

               (ii) extend the scheduled final maturity of the Loan, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of the Loan or fees owing to such Lender (it being understood that Section 2.6 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment);

               (iii) reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan owing to such Lender (other than by the payment or prepayment thereof);

               (iv) reduce the rate of interest on the Loan outstanding and owing to such Lender or any fee payable hereunder to such Lender or reduce, or limit the application of, the Prepayment Premium;

               (v) postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment;

               (vi) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

               (vii) release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents) or release the Borrower from its payment obligation to such Lender under this Agreement or the Note owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

               (viii) amend Section 2.9(g) (Payments and Computations), Section 10.8(b) (Concerning the Collateral and the Collateral Documents),
          Section 11.7 (Sharing of Payments, Etc.), this Section 11.1, either definition of the terms "Requisite Lenders" or "Ratable Portion" or
          Section 8 of the Intercreditor Agreement or modify any other provision of any Loan Document that would alter the pro rata sharing or the order of application of payments required thereby; or

               (ix) subordinate any lien or security interest with respect to any of the Collateral (except as permitted under Section 8 of the Intercreditor Agreement);

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, the Collateral Agent, as the case may be, under this Agreement or the other Loan Documents; and provided, further, that the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

     (b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     (c) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained (other than any Arranger or any of its Affilates) as described in this Section 11.1 being referred to as a "Non-Consenting Lender"), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower's request, any Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent's consent and in the Administrative Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent's request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Loans of such Non-Consenting Lender for an amount equal to the principal balance of such Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the

Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Term Loan Note (if the assigning Lender's Loans are evidenced by a Term Loan Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

     SECTION 11.2 ASSIGNMENTS AND PARTICIPATIONS

     (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Loan); provided, however, that (i) if any such assignment shall be of the assigning Lender's Loan and Commitments, such assignment shall cover the same percentage of such Lender's Loan and Commitments, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the assignor's entire interest) be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, except with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and the Administrative Agent. If any assignment under this Section is being made to a Lender or an Affiliate or Approved Fund of such Lender and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent (which consents shall not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing.

     (b) Except as otherwise permitted in Section 11.2 (c), the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Term Loan Note (if the assigning Lender's Loans are evidenced by a Term Loan Note) subject to such assignment. Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.13 (Substitution of Lenders) and Section 11.1(c) (Amendments, Waivers, Etc.), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, (ii) the Term Loan Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

     (c) Notwithstanding anything contained in Section 11.2 to the contrary, a Lender may effect a Related Party Assignment without delivering an Assignment and Acceptance to the Administrative Agent for recordation in the Register and without payment of the assignment fee referred to in Section 11.2(b) and without delivering any tax forms (provided that should an assignee party to a Related Party Assignment that is not a Lender deliver an Assignment and Acceptance for recording, such assignee shall also deliver the applicable tax forms); provided that (i) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such assigning Lender until such Assignment and Acceptance has been delivered to the Administrative Agent and promptly recorded in the Register in accordance with Section 11.2(d), (ii) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Administrative Agent shall not affect the legality, validity, or binding effect of such assignment, and (iii) an Assignment and Acceptance with respect to a Related Party Assignment shall be effective as of the date specified in such Assignment and Acceptance and recorded on the Related Party Register. The Borrower agrees that each assignee party to a Related Party Assignment shall be entitled to the benefits of Sections 2.12(d) and 2.13 and to the same extent as any other Lender that delivers an Assignment and Acceptance to the Administrative Agent pursuant to this Section 11.2(c).

     (d) The Administrative Agent shall maintain at its address referred to in
Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time and the Term Loan Commitments of each Lender. Except for a Related Party Assignment, any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register. In the case of a Related Party Assignment as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (the "Related Party Register") comparable to the Register on behalf of the Borrower. Any such Related Party Register shall be available for inspection by the Borrower, the Agents and any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance,

(ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, and provided any Term Loan Notes to the order of the assigning Lender have been surrendered or an affidavit of loss certificate has been provided by such Lender, execute and deliver to the Administrative Agent, new Term Loan Notes to the order of such assignee in an amount equal to the Term Loan Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Term Loan Note for exchange in connection with the assignment and has retained Term Loan Commitments hereunder, new Term Loan Notes to the order of the assigning Lender in an amount equal to the Term Loan Commitments retained by it hereunder. Such new Term Loan Notes shall be dated the same date as the surrendered Term Loan Notes and be in substantially the form of Exhibit B (Form of Term Loan
Note).

     (f) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loan). The terms of such participation shall not, in any event, require the participant's consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender's obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations,
(y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.11 (Capital Adequacy) and 2.12 (Taxes) and of Section 2.10 (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Sections 2.11 (Capital Adequacy), 2.12 (Taxes) or 2.10 (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold and provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

     (g) In the event that any Lender sells participations in a Loan, such Lender shall maintain a register on which it enters the name of all participants in the Loans held by it (the "Participant Register"). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Any such Participant Register shall be available for inspection by the Borrower, Administrative Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

     SECTION 11.3 COSTS AND EXPENSES

     (a) The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent's reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent's counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent's audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent's periodic audits of the Borrower or any of its Subsidiaries, as the case may be,
(ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to the Loans), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions),
(iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent's rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower's Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower's Subsidiaries, this Agreement or any other Loan Document or
(viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

     (b) The Borrower further agrees to pay or reimburse the Administrative Agent, the Collateral Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, the Collateral Agent and such Lenders in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding,
(iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the

Obligations, any Loan Party, any of the Borrower's Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

     (c) The Administrative Agent at the request of the Requisite Lenders shall have the right to retain such advisors and professionals as Administrative Agent reasonably determines is necessary to advise Administrative Agent or the Lenders in connection with the maintenance of the Loan and the transactions contemplated in this Agreement and the other Loan Documents. Borrower hereby agrees that Borrower shall promptly (but in no event later than 30 days after Administrative Agent delivers to Borrower an invoice therefor) pay any and all fees, costs and other expenses incurred by Administrative Agent in connection with the retention of such advisors and professionals

     SECTION 11.4 INDEMNITIES

     (a) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Collateral Agent, and each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to the Loan) (each such Person being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Disclosure Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loan or in connection with any investigation of any potential matter covered hereby (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall not have any liability under this Section 10.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, "Indemnified Matters" include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate,

(ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. Section 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, the Collateral Agent or any Lender, or the Administrative Agent, the Collateral Agent or any Lender having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent or such Lender or any agent on behalf of the Administrative Agent or Lender.

     (b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent and the Lenders for, and hold the Administrative Agent and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Collateral Agent or the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

     (c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower's choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower's obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

     (d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 10.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

     SECTION 11.5 LIMITATION OF LIABILITY

     (a) The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee's gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     (b) In no event shall any Agent Affiliate have any liability to any Loan Party, Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort or contract or otherwise) arising out of any Loan Party or any Agent Affiliate's transmission of Approved Electronic Communications through the Internet or any use of the Approved Electronic Platform, except to the extent such liability of any Agent Affiliate is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily form such Agent Affiliate's gross negligence or willful misconduct.

     SECTION 11.6 RIGHT OF SET-OFF

     Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders (and that, it shall, to the extent lawfully entitled to do so, upon the request of the Requisite Lenders) exercise its set-off rights under this Section 11.6 against any deposit accounts of the Loan Parties and their Subsidiaries maintained with such Lender or any Affiliate thereof. The rights of each Lender under this
Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

     SECTION 11.7 SHARING OF PAYMENTS, ETC.

     (a) If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off)) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3

(Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Section 2.10 (Special Provisions Governing Eurodollar Rate Loans), 2.11 (Capital Adequacy) or 2.12 (Taxes)) or otherwise receives any Collateral or any "Proceeds" (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Section 2.10 (Special Provisions Governing Eurodollar Rate Loans), 2.11 (Capital Adequacy) or 2.12 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off)) or otherwise) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a "Purchasing Lender") shall forthwith purchase from the other Lenders (each, a "Selling Lender") such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

     (b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender's ratable share (according to the proportion of (i) the amount of such Selling Lender's required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

     (c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     SECTION 11.8 NOTICES, ETC.

     (a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

               (i)  if to the Borrower:

                    TECUMSEH PRODUCTS COMPANY
                    100 East Patterson Street
                    Tecumseh, Michigan 49286
                    Attention: Daryl P. McDonald
                    Telecopy no: (517) 423-8839
                    E-Mail Address: dmcdonald@tecumseh.com
                    with a copy to:

                    Miller, Canfield, Paddock and Stone, P.L.C.
                    840 West Long Lake Road, Suite 200
                    Troy, MI 48098-6358
                    Attention: David D. Joswick
                    Telecopy no: (248) 879-2001
                    E-Mail Address: joswick@millercanfield.com

               (ii) if to Lender:

                    TRICAP PARTNERS LLC
                    BCE Place, Suite 300
                    181 Bay Street, P.O. Box 762
                    Toronto, Ontario M5J 2T3
                    Attention: Mr. Cyrus Madon
                    Telecopy no: (416) 365-9642
                    E-Mail Address: CMadon@brookfield.com

                    With additional notice to:

                    TRICAP PARTNERS LLC
                    3 World Financial Center
                    200 Vesey Street - 11th Floor
                    New York, NY 10281
                    Facsimile: (212) 417-7292
                    Attention: Mr. Alexander D. Greene
                    E-Mail Address: AGreene@brookfield.com

                    with a copy to:

                    Squire, Sanders & Dempsey L.L.P.
                    Two Renaissance Square
                    40 North Central Avenue
                    Suite 2700
                    Phoenix, AZ 85004
                    Attention: Christopher D. Johnson
                    Telecopy No. (602) 253-8129
                    E-Mail Address: cjohnson@ssd.com

               (iii) if to Administrative Agent:

                    TRICAP PARTNERS LLC
                    BCE Place, Suite 300
                    181 Bay Street, P.O. Box 762
                    Toronto, Ontario M5J 2T3
                    Attention: Mr. Cyrus Madon
                    Telecopy no: (416) 365-9642
                    E-Mail Address: CMadon@brookfield.com

                    With additional notice to:

                    TRICAP PARTNERS LLC
                    3 World Financial Center
                    200 Vesey Street - 11th Floor
                    New York, NY 10281
                    Facsimile: (212) 417-7292
                    Attention: Mr. Alexander D. Greene
                    E-Mail Address: AGreene@brookfield.com

or at such other address as shall be notified in writing (x) in the case of the Borrower or the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

     (b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.3 (Posting of Approved Electronic Communications) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent and the Collateral Agent pursuant to Article II (The Facility) or Article X (The Administrative Agent) shall not be effective until received by the Administrative Agent and the Collateral Agent.

     (c) Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent and the Collateral Agent request that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent and the Collateral Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent and the Collateral Agent may notify the Borrower. Nothing in this clause
(c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

     SECTION 11.9 NO WAIVER; REMEDIES

     No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 11.10 BINDING EFFECT

     This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure solely to the benefit of the Borrower, the Administrative Agent and each Lender and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

     SECTION 11.11 GOVERNING LAW

     This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

     SECTION 11.12 SUBMISSION TO JURISDICTION; SERVICE OF PROCESS

     (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

     (b) The Borrower hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Borrower at its address specified in Section 11.8 (Notices, Etc.). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (c) Nothing contained in this Section 10.10 shall affect the right of the Administrative Agent, the Collateral Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

     (d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

     SECTION 11.13 WAIVER OF JURY TRIAL

     EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LENDERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

     SECTION 11.14 MARSHALING; PAYMENTS SET ASIDE

     None of the Administrative Agent, the Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Collateral Agent or the Lenders or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     SECTION 11.15 SECTION TITLES

     The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

     SECTION 11.16 EXECUTION IN COUNTERPARTS

     This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

     SECTION 11.17 ENTIRE AGREEMENT

     This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

     SECTION 11.18 CONFIDENTIALITY

     Each Lender, the Administrative Agent and the Collateral Agent agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender's, the Administrative Agent's or the Collateral Agent's, as the case may be, customary practices and agrees that it shall not disclose any such information other than
(a) to such Lender's, the Administrative Agent's or the Collateral Agent's, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender, the Administrative Agent or the Collateral Agent, as the case may be, on a non-confidential basis from a source other than the Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicle grantees of any option described in Section 11.2(f) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section
11.18. Notwithstanding any other provision in this Agreement, the Administrative Agent hereby agrees that the Borrower (and each of its officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facility and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

     SECTION 11.19 PATRIOT ACT NOTICE

     Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

                            [SIGNATURE PAGES FOLLOW]

     In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        TECUMSEH PRODUCTS COMPANY,
                                        as Borrower


                                        By: /s/ James S. Nicholson
                                            ------------------------------------
                                        Name: James S. Nicholson
                                              ----------------------------------
                                        Title: Vice President, Treasurer
                                               ---------------------------------
                                               and Chief Financial Officer
                                               ---------------------------------

                                        CITICORP USA, INC.,
                                        as Collateral Agent


                                        By: /s/ Sebastien Delasnerie
                                            ------------------------------------
                                        Name: Sebastien Delasnerie
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------

                                        TRICAP PARTNERS LLC
                                        as Administrative Agent


                                        By: /s/ Alexander D. Greene
                                            ------------------------------------
                                        Name: Alexander D. Greene
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------

                                        TRICAP PARTNERS LLC
                                        as Lender


                                        By: /s/ Alexander D. Greene
                                            ------------------------------------
                                        Name: Alexander D. Greene
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------

* indicates information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

                                     ANNEX A

                                  SUBJECT UNITS

SUBJECT UNITS:

I.   *

II.  *; and

III. *.

Certain definitions relating to Disposition Adjusted set forth in Section 5.2

"Reporting Period" has the meaning specified on Annex A.

"Electrical Segment" has the meaning specified on Annex A.

"Engines Segment" has the meaning specified on Annex A.

"Segment" means, individually, each of *, * and * as shown on Annex A.

"Cumulative EBITDA Covenant Adjustment" means, with respect to each Reporting Period, that number set forth opposite such Reporting Period under the heading "Cumulative EBITDA Covenant Adjustment" in the chart on Annex A.

"Cumulative Sales Projection" means, with respect to each Reporting Period, that number set forth opposite such Reporting Period under the heading "Cumulative Sales Projection" in the chart on Annex A.

"Quarterly Projected EBITDA Covenant" means, with respect to each quarter specified in the applicable chart on Annex A, that number set forth opposite such quarter under the heading "Quarterly Projected EBITDA Covenant" in the chart on Annex A.

"Sales Projection" means, with respect to each quarter specified in the applicable chart on Annex A, that number set forth opposite such quarter under the heading "Sales Projection" in the chart on Annex A.

In the event of an Asset Sale of a Subject Unit permitted under Section 8.4(i), Minimum EBITDA shall be adjusted downward, for each reporting period specified in Section 5.2 (each a "Reporting Period") (other than Reporting Periods ended prior to the date of the Asset Sale being examined), by the Cumulative EBITDA Covenant Adjustment amount set forth opposite each of (x) the Reporting Period in which the Asset Sale takes place for the applicable Segment below and (y) each Reporting Period subsequent to the Reporting Period in which the Asset Sale takes place for the applicable Segment below; provided, however, that

     (A) in the event the subject Asset Sale is of less than the entire Segment, then the Cumulative EBITDA Covenant Adjustment specified below for each Reporting Period shall be an amount equal to the product obtained by multiplying
(x) the Cumulative EBITDA Covenant

* indicates information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

Adjustment specified for such Reporting Period by (y) a fraction (i) the numerator of which is that portion of the Segment's Sales Projection attributable to the assets being sold and (ii) the denominator of which is Sales Projection for the subject Segment set forth opposite such Reporting Period and

     (B) shall be further adjusted in accordance with GAAP accounting standards to reflect the timing of the Asset Sale to reflect the EBITDA contribution to such Segment's Cumulative EBITDA Covenant Adjustment that was projected for the Segment (or portion thereof) that was the subject of the Asset Sale as set forth in the Quarterly Projected EBITDA Covenant table below

     *

                                  CUMULATIVE      CUMULATIVE SALES
                              EBITDA ADJUSTMENT      PROJECTION
CUMULATIVE REPORTING PERIOD    ($ IN MILLIONS)     ($ IN MILLIONS)
---------------------------   -----------------   ----------------
    10/01/2006-12/31/06               *                   *
     10/01/2006-3/31/07               *                   *
     10/01/2006-6/30/07               *                   *
     10/01/2006-9/30/07               *                   *
    10/01/2006-12/31/07               *                   *

          QUARTERLY PROJECTED EBITDA COVENANT   SALES PROJECTION
QUARTER             ($ IN MILLIONS)              ($ IN MILLIONS)
-------   -----------------------------------   ----------------
Q4-2006                    *                            *
Q1-2007                    *                            *
Q2-2007                    *                            *
Q3-2007                    *                            *
Q4-2007                    *                            *

* indicates information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

     *

                          CUMULATIVE      CUMULATIVE SALES
                      EBITDA ADJUSTMENT      PROJECTION
REPORTING PERIOD       ($ IN MILLIONS)     ($ IN MILLIONS)
----------------      -----------------   ----------------
10/01/2006-12/31/06           *                   *
10/01/2006-3/31/07            *                   *
10/01/2006-6/30/07            *                   *
10/01/2006-9/30/07            *                   *
10/01/2006-12/31/07           *                   *

          QUARTERLY PROJECTED EBITDA COVENANT   SALES PROJECTION
QUARTER             ($ IN MILLIONS)              ($ IN MILLIONS)
-------   -----------------------------------   ----------------
Q4-2006                    *                            *
Q1-2007                    *                            *
Q2-2007                    *                            *
Q3-2007                    *                            *
Q4-2007                    *                            *

* indicates information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

     *

                                          CUMULATIVE SALES
                          CUMULATIVE         PROJECTION
REPORTING PERIOD      EBITDA ADJUSTMENT    ($ IN MILLIONS)
----------------      -----------------   ----------------
10/01/2006-12/31/06           *                   *
 10/01/2006-3/31/07           *                   *
 10/01/2006-6/30/07           *                   *
 10/01/2006-9/30/07           *                   *
10/01/2006-12/31/07           *                   *

          QUARTERLY PROJECTED EBITDA COVENANT   SALES PROJECTION
QUARTER             ($ IN MILLIONS)              ($ IN MILLIONS)
-------   -----------------------------------   ----------------
Q4-2006                    *                            *
Q1-2007                    *                            *
Q2-2007                    *                            *
Q3-2007                    *                            *
Q4-2007                    *                            *